                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to section 13 or 15(d) of
                      The Securities Exchange Act of 1934




                       Date of Report: October 11, 2001
                       (Date of earliest event reported)

                       Consolidated Natural Gas Company
            (Exact name of registrant as specified in its charter)

            Delaware                                   1-3196                                    54-1966737
  (State or other jurisdiction                       (Commission                              (I.R.S. Employer
of incorporation or organization)                   File Number)                            Identification No.)

                              120 Tredegar Street
                         Richmond, Virginia 23219-3932
                                (804) 819-2000
  (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)



        (Former name or former address, if changed since last report.)

Item 5.   Other Events and Regulation FD Disclosure

          On September 9, 2001, Dominion Resources, Inc., (Dominion), entered into an Agreement and Plan of Merger (the Merger Agreement) by and among Dominion, Consolidated Natural Gas Company, a wholly owned subsidiary of Dominion (CNG), and Louis Dreyfus Natural Gas Corp. (Louis Dreyfus). According to the Merger Agreement, as amended, Louis Dreyfus will merge into a newly formed, direct wholly owned subsidiary of Dominion. Immediately after the merger, Dominion will contribute this subsidiary to CNG. Under the terms of the Merger Agreement, each Louis Dreyfus shareholder will receive $20.00 in cash and a fixed exchange ratio of 0.3226 shares of Dominion common stock for each share of Louis Dreyfus common stock. The merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

          The merger is subject to the approval of the stockholders of Louis Dreyfus, approvals under the United States antitrust laws and by the Securities and Exchange Commission, and other customary closing conditions. Dominion believes that it will receive all necessary approvals to consummate the merger and that the consummation of the merger is now probable. Under Rules 3-05 and 11-01 of Regulation S-X and the requirements of Form S-3 of the Securities Act of 1933, CNG is required to include historical and pro forma financial statements of Louis Dreyfus in any prospectus relating to securities offered by CNG under its effective registration statement No. 333-52602. By filing this Form 8-K, CNG is incorporating the financial statements included in Item 7 into that registration statement.

Item 7.   Financial Statements to Pro Forma Financial Information and Exhibits

          (a)  Financial Statements of Business Acquired.

                        Report of Independent Auditors


The Board of Directors and Stockholders
Louis Dreyfus Natural Gas Corp.

We have audited the accompanying consolidated balance sheets of Louis Dreyfus Natural Gas Corp. (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the Index to
Item 14(a). These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

As discussed in Note 1 of the Notes to Consolidated Financial Statements, effective October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."


                                                  Ernst & Young LLP

Oklahoma City, Oklahoma
February 5, 2001

                        LOUIS DREYFUS NATURAL GAS CORP.
                          Consolidated Balance Sheets
                            (dollars in thousands)


                                  A S S E T S
                                                                                                 December 31,
                                                                                         ---------------------------
                                                                                             2000            1999
                                                                                         -----------     -----------
CURRENT ASSETS
Cash and cash equivalents..............................................................  $     2,799     $     9,660
Receivables:
   Oil and gas sales...................................................................      109,488          43,782
   Joint interest and other, net.......................................................        9,098           8,923
   Income taxes........................................................................        9,276              --
Fixed-price contracts and other derivatives............................................        1,004           7,204
Prepaids and other.....................................................................        4,623           4,928
                                                                                         -----------     -----------
   Total current assets................................................................      136,288          74,497
                                                                                         -----------     -----------
PROPERTY AND EQUIPMENT, at cost, based on successful efforts accounting................    1,951,520       1,636,854
Less accumulated depreciation, depletion and amortization..............................     (591,305)       (513,715)
                                                                                         -----------     -----------
                                                                                           1,360,215       1,123,139
                                                                                         -----------     -----------
OTHER ASSETS
Fixed-price contracts and other derivatives............................................          752          24,493
Other, net.............................................................................        4,710           4,958
                                                                                         -----------     -----------
                                                                                               5,462          29,451
                                                                                         -----------     -----------
                                                                                         $ 1,501,965     $ 1,227,087
                                                                                         ===========     ===========

                       L I A B I L I T I E S   A N D   S T O C K H O L D E R S '   E Q U I T Y

CURRENT LIABILITIES
Accounts payable.......................................................................  $    46,065     $    41,216
Accrued liabilities....................................................................       14,984          12,413
Revenues payable.......................................................................       19,794          14,413
Fixed-price contracts and other derivatives............................................      126,255           4,673
                                                                                         -----------     -----------
   Total current liabilities                                                                 207,098          72,715
                                                                                         -----------     -----------
LONG-TERM DEBT                                                                               606,909         555,222
                                                                                         -----------     -----------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES
Deferred revenue.......................................................................       11,277          13,524
Fixed-price contracts and other derivatives............................................      103,447          12,008
Deferred income taxes..................................................................       19,222          52,341
Other..................................................................................       21,193          22,495
                                                                                         -----------     -----------
                                                                                             155,139         100,368
                                                                                         -----------     -----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 12)

STOCKHOLDERS' EQUITY
Preferred stock, par value $.01; 10 million shares authorized; no shares outstanding...           --              --
Common stock, par value $.01; 100 million shares authorized; issued and outstanding,
   43,689,774 and 40,230,880 shares, respectively......................................          437             402
Paid-in capital........................................................................      504,989         420,859
Retained earnings......................................................................      126,409          28,149
Accumulated other comprehensive income (loss)..........................................      (99,005)         49,981
Treasury stock, at cost, 589 and 32,139 common shares, respectively....................          (11)           (609)
                                                                                         -----------     -----------
                                                                                             532,819         498,782
                                                                                         -----------     -----------
                                                                                         $ 1,501,965     $ 1,227,087
                                                                                         ===========     ===========


         See accompanying notes to consolidated financial statements.

                        LOUIS DREYFUS NATURAL GAS CORP.
                     Consolidated Statements of Operations
                     (in thousands, except per share data)

                                                                                            Years Ended December 31,
                                                                                     ---------------------------------------
                                                                                        2000          1999           1998
                                                                                     ----------    ----------     ----------
REVENUES
Oil and gas sales.................................................................   $  489,703    $  290,878     $  271,575
Change in derivative fair value...................................................      (15,562)         (442)        17,346
Other income......................................................................        3,144        12,170          4,462
                                                                                     ----------    ----------     ----------
                                                                                        477,285       302,606        293,383
                                                                                     ----------    ----------     ----------
EXPENSES
Operating costs...................................................................       86,915        66,039         66,295
General and administrative........................................................       24,144        23,995         25,971
Exploration costs.................................................................       25,654        14,258         34,543
Depreciation, depletion and amortization..........................................      129,323       117,080        131,408
Impairment........................................................................       10,439         4,877         52,522
Interest..........................................................................       41,431        40,667         40,849
                                                                                     ----------    ----------     ----------
                                                                                        317,906       266,916        351,588
                                                                                     ----------    ----------     ----------
Income (loss) before income taxes and cumulative effect of accounting change......      159,379        35,690        (58,205)
Income tax provision (benefit) ...................................................       61,119        14,276        (13,924)
                                                                                     ----------    ----------     ----------
Net income (loss) before cumulative effect of accounting change...................       98,260        21,414        (44,281)
Cumulative effect of accounting change, net of tax................................           --            --            964
                                                                                     ----------    ----------     ----------
NET INCOME (LOSS).................................................................   $   98,260    $   21,414     $  (43,317)
                                                                                     ==========    ==========     ==========


PER SHARE
Basic:
Net income (loss) before cumulative effect of accounting change...................   $     2.35    $      .53     $    (1.10)
Cumulative effect of accounting change............................................           --            --            .02
                                                                                     ----------    ----------     ----------
Net income (loss) - basic.........................................................   $     2.35    $      .53     $    (1.08)
                                                                                     ==========    ==========     ==========
Diluted:
Net income (loss) before cumulative effect of accounting change...................   $     2.29    $      .53     $    (1.10)
Cumulative effect of accounting change............................................           --            --            .02
                                                                                     ----------    ----------     ----------
Net income (loss) - diluted.......................................................   $     2.29    $      .53     $    (1.08)
                                                                                     ==========    ==========     ==========

Weighted average number of common shares:
Basic.............................................................................       41,830        40,153         40,107
Diluted...........................................................................       42,836        40,389         40,107


         See accompanying notes to consolidated financial statements.

                        LOUIS DREYFUS NATURAL GAS CORP.
                Consolidated Statements of Stockholders' Equity
                                (in thousands)

                                                                                           Accumulated
                                                                 Additional                   Other                        Total
                                                     Common        Paid-In      Retained   Comprehensive   Treasury    Stockholders'
                                                      Stock        Capital      Earnings      Income         Stock         Equity
                                                     ------      ----------     --------   -------------   --------    -------------
BALANCE AT DECEMBER 31, 1997  ..................     $  401      $  418,751     $  50,052  $          --   $     --    $    469,204
                                                                                                                       ------------
Comprehensive income:
Net loss........................................         --              --       (43,317)            --         --         (43,317)
Other comprehensive income, net of tax:
   Cumulative effect of accounting change.......         --              --            --         97,681         --          97,681
   Reclassification adjustments - contract
     settlements................................         --              --            --         (4,431)        --          (4,431)
                                                                                                                       ------------
   Total comprehensive income...................         --              --            --             --         --          49,933
                                                                                                                       ------------
Exercise of stock options.......................         --             324            --             --         --             324
                                                     ------      ----------     ---------  -------------   --------    ------------
BALANCE AT DECEMBER 31, 1998  ..................        401         419,075         6,735         93,250         --         519,461
                                                                                                                       ------------
Comprehensive income:
Net income......................................         --              --        21,414             --         --          21,414
Other comprehensive loss, net of tax:
   Change in fixed-price contract and other
     derivative fair value......................         --              --            --        (38,881)        --         (38,881)
   Reclassification adjustments - contract
     settlements ...............................         --              --            --         (4,388)        --          (4,388)
                                                                                                                       ------------
   Total comprehensive loss.....................         --              --            --             --         --         (21,855)
                                                                                                                       ------------
Exercise of stock options.......................          1           1,784            --             --         --           1,785
Treasury shares purchased.......................         --              --            --             --       (609)           (609)
                                                     ------      ----------     ---------  -------------   --------    ------------
BALANCE AT DECEMBER 31, 1999  ..................        402         420,859        28,149         49,981       (609)        498,782
                                                                                                                       ------------
Comprehensive income:
Net income......................................         --              --        98,260             --         --          98,260
Other comprehensive loss, net of tax:
   Change in fixed-price contract and other
     derivative fair value......................         --              --            --       (183,271)        --        (183,271)
   Reclassification adjustments - contract
     settlements................................         --              --            --         34,285         --          34,285
                                                                                                                       ------------
   Total comprehensive loss.....................         --              --            --             --         --         (50,726)
                                                                                                                       ------------
Sale of common stock............................         24          70,980            --             --         --          71,004
Exercise of stock options and warrants..........         11          12,945            --             --         --          12,956
Treasury shares awarded to directors and
   employees....................................          -             205            --             --        598             803
                                                     ------      ----------     ---------  -------------   --------    ------------
BALANCE AT DECEMBER 31, 2000  ..................     $  437      $  504,989     $ 126,409  $     (99,005)  $    (11)   $    532,819
                                                     ======      ==========     =========  =============   ========    ============

         See accompanying notes to consolidated financial statements.

                        LOUIS DREYFUS NATURAL GAS CORP.
                     Consolidated Statements of Cash Flows
                                (in thousands)

                                                                                   Years Ended December 31,
                                                                           ----------------------------------------
                                                                              2000          1999           1998
                                                                           ----------    ----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................................  $   98,260    $   21,414     $  (43,317)
Items not affecting cash flows:
 Depreciation, depletion and amortization................................     129,323       117,080        131,408
 Impairment..............................................................      10,439         4,877         52,522
 Deferred income taxes...................................................      58,195        13,745        (14,524)
 Exploration costs.......................................................      25,654        14,258         34,543
 Change in derivative fair value.........................................      15,562           442        (17,346)
 Gain on sale of property................................................      (1,003)         (398)          (166)
 Other...................................................................       1,012           413          1,799
Net change in operating assets and liabilities:
 Accounts receivable.....................................................     (72,735)        2,897         27,529
 Prepaids and other......................................................         305          (356)         8,093
 Accounts payable .......................................................       4,849         2,994        (23,179)
 Accrued liabilities.....................................................       2,711           717         (6,646)
 Revenues payable........................................................       5,381         3,473         (3,278)
                                                                           ----------    ----------     ----------
                                                                              277,953       181,556        147,438
                                                                           ----------    ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and development expenditures.................................    (238,845)     (143,521)      (222,400)
Acquisition of proved oil and gas properties.............................    (167,432)      (34,784)        (4,500)
Additions to other property and equipment................................      (5,122)       (1,560)        (2,615)
Proceeds from sale of property and equipment.............................      11,399        12,659         14,413
Change in other assets...................................................         419          (456)          (172)
                                                                           ----------    ----------     ----------
                                                                             (399,581)     (167,662)      (215,274)
                                                                           ----------    ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank borrowings............................................     573,250       368,169        475,362
Repayments of bank borrowings............................................    (515,050)     (409,769)      (443,662)
Repayments of subordinated notes.........................................      (6,549)           --             --
Sale of common stock.....................................................      71,004            --             --
Proceeds from contract termination.......................................          --        44,153         40,136
Proceeds from stock options and warrants exercised.......................      11,280         1,710            324
Sale (purchase) of treasury shares.......................................          49          (609)            --
Change in deferred revenue...............................................      (2,247)       (2,027)        (1,836)
Change in gains from price-risk management activities....................     (13,260)       (5,762)        (2,321)
Change in other long-term liabilities....................................      (3,710)       (2,638)        (3,166)
                                                                           ----------    ----------     ----------
                                                                              114,767        (6,773)        64,837
                                                                           ----------    ----------     ----------
Change in cash and cash equivalents......................................      (6,861)        7,121         (2,999)
Cash and cash equivalents, beginning of year.............................       9,660         2,539          5,538
                                                                           ----------    ----------     ----------
Cash and cash equivalents, end of year...................................  $    2,799    $    9,660     $    2,539
                                                                           ==========    ==========     ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid, net of capitalized interest...............................  $   39,460    $   39,722     $   38,326
Income taxes paid........................................................      10,572           858            335

         See accompanying notes to consolidated financial statements.

                        LOUIS DREYFUS NATURAL GAS CORP.
                  Notes to Consolidated Financial Statements


Note 1 -- SIGNIFICANT ACCOUNTING POLICIES

     General. Louis Dreyfus Natural Gas Corp. is one of the largest independent natural gas companies in the United States engaged in the acquisition, development, exploration, production and marketing of natural gas and crude oil. At December 31, 2000, approximately 44% of our common stock was owned by various subsidiaries of Societe Anonyme Louis Dreyfus & Cie (collectively S.A. Louis Dreyfus et Cie). See Note 6 -- Transactions with Related Parties. Our accounting policies reflect industry practices and conform to accounting principles generally accepted in the United States. The more significant of these policies are briefly described below.

     Principles of Consolidation and Basis of Presentation. The accompanying consolidated financial statements include the accounts of Louis Dreyfus Natural Gas Corp. and our wholly-owned subsidiaries after elimination of all material intercompany accounts and transactions.

     Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in short-term investments with original maturities of three months or less.

     Concentration of Credit Risk. We sell oil and natural gas to various customers, participate with other parties in the drilling, completion and operation of oil and natural gas wells, and enter into energy swaps and physical delivery contracts, some of which are long-term. The majority of our accounts receivable are due from purchasers of oil and natural gas and from fixed-price contract counterparties. Certain of these receivables are subject to collateral or margin requirements. We have established procedures to monitor credit risk and have not experienced significant credit losses in prior years. See Note 12 -- Derivatives -- Credit Risk. At December 31, 2000 and 1999, joint interest and other receivables are shown net of allowance for doubtful accounts of $.9 million and $1.1 million, respectively.

     Property and Equipment. We utilize the successful efforts method of accounting for oil and natural gas producing activities. Costs incurred in connection with the drilling and equipping of exploratory wells are capitalized as incurred. If proved reserves are not found, these costs are charged to expense. Other exploration costs, including delay rentals and seismic costs, are charged to expense as incurred. Development costs, which include the costs of drilling and equipping development wells, whether successful or unsuccessful, are capitalized as incurred. All general and administrative costs are expensed as incurred. Depreciation, depletion and amortization of capitalized ___ costs of proved oil and gas properties is computed by the unit-of-production method on a field-by-field basis. The costs of unproved oil and gas properties are assessed quarterly on a property-by-property basis. If unproved properties are determined to be productive, the related costs are transferred to proved oil and gas properties. If unproved properties are determined not to be productive, or if the value has been otherwise impaired, the excess carrying value is charged to expense.

     Expenditures made in connection with our drilling program are presented in the accompanying statements of cash flows as investing activities. As indicated above, certain of these amounts are expensed as incurred or if unsuccessful in discovering new reserves. Investing activities for the years ended December 31, 2000, 1999 and 1998, include $17.8 million, $6.6 million and $30.5 million, respectively, of costs which have been expensed as exploration costs in the statement of operations for the corresponding periods.

     The carrying value of our oil and gas properties are reviewed on a field-by-field basis for indications of impairment whenever events or circumstances indicate that the remaining carrying value may not be recoverable. In order to determine whether an impairment has occurred, we estimate the expected future net cash flows from our oil and gas properties as of the date of determination, and compare them to the respective carrying value amounts. These estimated future cash flows are based on proved reserves and forward market prices for oil and gas that existed as of the date of determination. Those oil and gas properties which have carrying amounts in excess of estimated future cash flows are

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


deemed impaired. The carrying value of impaired properties is adjusted to an estimated fair value by discounting the estimated expected future cash flows attributable to the properties at a discount rate estimated to be representative of the market for such properties. The excess is charged to expense and may not be reinstated. For the years ended December 31, 2000 and 1999, we recognized impairment charges aggregating $10.4 million and $4.9 million, respectively, primarily as the result of downward revisions to estimated future recoverable reserves from certain single-well offshore properties identified in the preparation of the respective year-end reserve study. Overall, we experienced net upward proved reserve revisions of approximately 2 Bcfe and 12 Bcfe for 2000 and 1999, respectively. For 1998, we recognized impairment charges aggregating $52.5 million. The associated impairment reviews were conducted as the result of declining oil and gas prices during the year which adversely affected the estimated future cash flows from our oil and gas properties. Lower oil and gas prices or future downward revisions of reserve estimates could result in future impairment recognition.

     We provide for the estimated cost, at current prices, of dismantling and removing oil and gas production facilities. These estimated costs are recorded at discounted values based on the estimated productive lives of the associated oil and gas property and amortized by the unit-of-production method. As of December 31, 2000 and 1999, estimated total future dismantling and restoration costs of $12.5 million and $12.1 million, respectively, were included in other long-term liabilities in the accompanying balance sheets.

     Depreciation of other property and equipment is provided by using the straight-line method over estimated useful lives of three to 20 years. Included in depreciation, depletion and amortization expense for the years ended December 31, 2000, 1999 and 1998 is amortization of other assets totaling $.6 million, $1.4 million and $1.3 million, respectively.

     Debt Issuance Costs. Debt issuance costs are amortized over the term of the associated debt instrument using the straight-line method. The unamortized balance of debt issuance costs included in other assets as of December 31, 2000 and 1999, was $2.4 million and $3.1 million, respectively.

     Oil and Gas Sales and Gas Imbalances. Oil and gas revenues are recognized as oil and gas is produced and sold. We use the sales method of accounting for gas imbalances in those circumstances where we have underproduced or overproduced our ownership percentage in a property. Under this method, a receivable or a liability is recorded to the extent that an underproduced or overproduced position in a reservoir cannot be recouped through the production of remaining reserves. At December 31, 2000 and 1999, we had imbalance liabilities of $5.2 million and $4.0 million, respectively, and imbalance receivables of $2.3 million and $1.4 million, respectively.

     Income Taxes. We file a consolidated United States income tax return which includes the taxable income or loss of our subsidiaries. Deferred federal and state income taxes are provided on all significant temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

     Hedging. We reduce our exposure to unfavorable changes in oil and natural gas prices by utilizing fixed-price physical delivery contracts, energy swaps, collars and basis swaps (collectively fixed-price contracts). We also enter into interest rate swap contracts to reduce exposure to adverse interest rate fluctuations. In October 1998, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) which established new accounting and reporting guidelines for derivative instruments and hedging activities. It requires that all derivative instruments be recognized as assets or liabilities in the statement of financial position, measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Designation is established at the inception of a derivative, but redesignation is permitted. For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of SFAS 133, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings, as is the time value component of our fixed-price collars. Substantially all of our fixed-price contracts and interest rate swaps are designated as cash flow hedges. Changes in the fair value of derivative instruments

                         LOUIS DREYFUS NATURAL GAS CORP.
             Notes to Consolidated Financial Statements (continued)


which are not designated as cash flow hedges or do not meet the effectiveness guidelines of SFAS 133 are recorded in earnings as the changes occur. Proceeds from the monetization of fixed-price contracts prior to their maturity are classified as financing activities in the accompanying statements of cash flows.

     Adoption of SFAS 133 in October 1998 resulted in the reclassification of $62.2 million of deferred gains and $3.3 million of deferred losses resulting from terminated contracts to accumulated other comprehensive income, recorded net of deferred income tax effects. In addition, adoption resulted in the recognition of $1.0 million of net gains reflected as a cumulative effect of an accounting change. See Note 10 -- Capital Stock and Stockholders' Equity, Note 11 -- Financial Instruments, and Note 12 -- Derivatives. We do not hold or issue financial instruments with leveraged features. Pursuant to the provisions of SFAS 133, all hedging designations and the methodology for determining hedge ineffectiveness must be documented at the inception of the hedge, and, upon the initial adoption of the standard, hedging relationships must be designated anew. Based on the interpretation of these guidelines by the Staff of the Securities and Exchange Commission in September 1999, the changes in fair value of all of our derivatives during the period from October 1, 1998 to January 13, 1999 were required to be reported in results of operations, rather than in other comprehensive income.

     Although certain of our fixed-price contracts may not qualify for special hedge accounting treatment from time to time under the specific guidelines of SFAS 133, we have continued to refer to these contracts in this document as hedges inasmuch as this was the intent when such contracts were executed, the characterization is consistent with the actual economic performance of the contracts, and we expect the contracts to continue to mitigate our commodity price risk in the future. The specific accounting for these contracts, however, is consistent with the requirements of SFAS 133. See Note 12 -- Derivatives -- Accounting.

     Earnings per Share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if dilutive stock options and warrants were exercised, calculated using the treasury stock method. The diluted earnings per share calculation for the years ended December 31, 2000 and 1999 include an increase in potential shares attributable to dilutive stock options and warrants. Stock options and warrants were not considered in the diluted earnings per share calculations for 1998 as the effect would be antidilutive. Options to purchase 292,675 shares of common stock, with exercise prices ranging from $30.00 per share to $33.78 per share (with a weighted average price of $31.97 per share) were excluded from the diluted earnings per share calculation for 2000. See Note 8 -- Employee Benefit Plans and Note 10 -- Capital Stock and Stockholders' Equity for a description of potentially dilutive securities.

     Stock Options. We account for employee stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No compensation expense is recorded with respect to stock options granted at prices equal to the market value of our common stock at the date of grant. Upon exercise, the excess of the proceeds over the par value of the shares issued is credited to additional paid-in capital. See Note 8 -- Employee Benefit Plans.

Note 2 -- PROPERTY AND EQUIPMENT

     Capitalized Costs. Our oil and gas acquisition, exploration and development activities are conducted primarily in Texas, Oklahoma, New Mexico and offshore in the Gulf of Mexico. The following table summarizes the capitalized costs associated with these activities:

                         LOUIS DREYFUS NATURAL GAS CORP.
             Notes to Consolidated Financial Statements (continued)

                                                                                           December 31,
                                                                                      --------------------
                                                                                         2000        1999
                                                                                      ----------   -------
                                                                                           (in thousands)
 Oil and gas properties:
 Proved  ...........................................................................  $1,880,774   $1,562,581
 Unproved...........................................................................      34,934       39,572
 Accumulated depreciation, depletion and amortization...............................    (575,215)    (497,349)
                                                                                      ----------   ----------
                                                                                       1,340,493    1,104,804
                                                                                      ----------   ----------
 Other property and equipment.......................................................      35,812       34,701
 Accumulated depreciation...........................................................     (16,090)     (16,366)
                                                                                      ----------   ----------
                                                                                          19,722       18,335
                                                                                      ----------   ----------
                                                                                      $1,360,215   $1,123,139
                                                                                      ==========   ==========

     Depreciation, depletion and amortization expense of oil and gas properties per Mcfe was $.91, $.89 and $1.04 for the years ended December 31, 2000, 1999 and 1998, respectively. These amounts do not include impairment charges recorded in each year. See Note 1 -- Significant Accounting Policies. For the years ended December 31, 2000, 1999 and 1998, interest of $2.7 million, $2.0 million and $3.3 million, respectively, was capitalized in connection with our exploration and development activities. Depreciation of other property and equipment was $3.7 million, $3.5 million and $4.1 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     Unproved properties at December 31, 2000 consisted primarily of acreage positions acquired during the previous three years. These properties will be evaluated over their respective lease terms or as drilling results are determined. Certain of these acreage positions will be drilled in 2001 in connection with our exploration drilling program. If proved reserves are not ultimately discovered in commercial quantities as a result of this drilling activity, the carrying value of these positions will be charged to expense, classified as exploration costs in the statement of operations.

     Costs Incurred. The following table summarizes the costs incurred in acquisition, exploration and development activities for the years ended December 31, 2000, 1999 and 1998, respectively.

                                               Years Ended December 31,
                                        ------------------------------------
                                             2000        1999          1998
                                        ----------   ----------   ----------
                                                    (in thousands)

 Property acquisition costs:
 Proved  .............................  $  167,714   $   36,881   $    4,088
 Unproved.............................      18,375       10,766       11,815
                                        ----------   ----------   ----------
                                           186,089       47,647       15,903
 Exploration costs....................      23,729       19,409       74,123
 Development costs....................     196,741      116,597      136,462
                                        ----------   ----------   ----------
                                        $  406,559   $  183,653   $  226,488
                                        ==========   ==========   ==========

Note 3 -- ACQUISITIONS

     On June 15, 2000, we acquired substantially all of the oil and gas properties of Costilla Energy, Inc. for approximately $122 million in cash. The acquired properties were comprised of 135 Bcfe of net proved reserves included in 1,011 gross (607 net) producing wells at closing. The majority of the Costilla properties are located within our three core operating areas. The purchase price for the Costilla acquisition was initially funded through availability under our revolving bank credit facility. See Note 4 -- Long-Term Debt and Note 10 -- Capital Stock and Stockholder's Equity. The acquisition has been accounted for using the purchase method of accounting.

     During 2000, 1999 and 1998, we made numerous other acquisitions of proved oil and gas properties, the net purchase price of which aggregated $45.8 million, $34.8 million and $4.1 million, respectively. The results of operations related to these acquisitions have been included in the accompanying statements of operations and cash flows

                         LOUIS DREYFUS NATURAL GAS CORP.
             Notes to Consolidated Financial Statements (continued)

for the periods subsequent to the closing of each transaction.

Note 4 -- LONG-TERM DEBT

     Long-term debt consists of the following:
                                                               December 31,
                                                         -----------------------
                                                            2000         1999
                                                         ----------   ----------
                                                               (in thousands)
     Bank Debt:
     $450 Million Revolving Credit Facility..........    $  300,600   $  255,600
     Other Lines of Credit...........................        13,200          --
                                                         ----------   ----------
                                                            313,800      255,600
     6 7/8% Senior Notes due 2007....................       199,156      199,034
     9 1/4% Senior Subordinated Notes due 2004.......        93,953      100,588
                                                         ----------   ----------
                                                         $  606,909   $  555,222
                                                         ==========   ==========

     $450 Million Revolving Credit Facility. We have a revolving credit facility with a syndicate of banks which provides up to $450 million in borrowings. Letters of credit under the credit facility are limited to $75 million of this total availability. The credit facility allows us to draw on the full $450 million credit line without restrictions tied to periodic revaluations of our oil and gas reserves provided we continue to maintain an investment grade credit rating from either Standard & Poor's Ratings Service or Moody's Investors Service. We currently have senior unsecured credit ratings of BBB and Baa3 from Standard & Poor's and Moody's, respectively. A borrowing base can be required only upon the vote by a majority in interest of the lenders after the loss of an investment grade credit rating. No principal payments are required under the credit facility prior to maturity on October 14, 2002. We have relied upon the credit facility to provide funds for acquisitions and drilling activity, and to provide letters of credit for margin requirements under fixed-price contracts. See Note 12 -- Derivatives. As of December 31, 2000, we had $300.6 million of principal and $71.6 million of letters of credit outstanding under the credit facility.

     We have the option of borrowing at a LIBOR-based interest rate or the Base Rate (approximating the prime rate). The LIBOR interest rate margin and the facility fee payable under the credit facility are subject to a sliding scale based on our senior debt credit rating. At December 31, 2000, the applicable interest rate was LIBOR plus 23 basis points. The credit facility also requires the payment of a facility fee equal to 12 basis points of the total commitment. The average interest rate for borrowings under the credit facility was 6.9% at December 31, 2000. Including the effect of interest rate swaps which hedge a portion of the interest rate exposure attributable to this facility, the effective interest rate was 6.2%. See Note 12 -- Derivatives for a description of the interest rate swaps hedging a portion of the credit facility's outstanding debt.

     The credit facility contains various affirmative and restrictive covenants which, among other things, limit total indebtedness to $700 million ($625 million of senior indebtedness) and require us to meet certain financial tests. Borrowings under the credit facility are unsecured.

     Other Lines of Credit. We have certain other unsecured lines of credit available to use, which aggregated $50.1 million as of December 31, 2000. These short-term lines of credit are primarily used for working capital purposes. Borrowings under these credit lines totaled $13.2 million as of December 31, 2000. Outstanding letters of credit were immaterial. Repayment of indebtedness under these credit lines is expected to be made through the revolving bank credit facility availability.

     6 7/8 Senior Notes due 2007. In December 1997, we issued $200 million principal amount, $198.8 million net of discount, of 6 7/8% Senior Notes due 2007. Interest is payable semi-annually on June 1 and December 1. The associated indenture agreement contains restrictive covenants which place limitations on the amount of liens and our ability to enter into sale and leaseback transactions.

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


     9 1/4% Senior Subordinated Notes due 2004. In June 1994, we issued $100 million principal amount, $98.5 million net of discount, of 9 1/4% Senior Subordinated Notes due 2004. Interest is payable semi-annually on June 15 and December 15. The associated indenture agreement contains restrictive covenants which limit, among other things, the prepayment of the subordinated notes, the incurrence of additional indebtedness, the payment of dividends and the disposition of assets. We purchased $6.3 million principal amount of these notes in the open market during 2000, leaving an outstanding unpaid principal balance of $93.7 million as of December 31, 2000.

     The amount of required principal payments for the next five years and thereafter as of December 31, 2000 are as follows: 2001 - $0; 2002 - $313.8 million; 2003 - $0; 2004 - $93.7 million; 2005 - $0; thereafter - $200 million.

Note 5 -- INCOME TAXES

     The significant components of income tax expense (benefit) before cumulative effect of accounting change for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                                                            Years Ended December 31,
                                                                                      ------------------------------------
                                                                                         2000        1999         1998
                                                                                      ----------   ----------   ----------
                                                                                                 (in thousands)
     Current tax expense:
     Federal.....................................................................     $    2,579   $      497   $      527
     State.......................................................................            345           34           73
                                                                                      ----------   ----------   ----------
                                                                                           2,924          531          600
                                                                                      ----------   ----------   ----------
     Deferred tax expense (benefit):
     Federal.....................................................................         51,325       12,054      (12,766)
     State.......................................................................          6,870        1,691       (1,758)
                                                                                      ----------   ----------   ----------
                                                                                          58,195       13,745      (14,524)
                                                                                      ----------   ----------   ----------
                                                                                      $   61,119   $   14,276   $  (13,924)
                                                                                      ==========   ==========   ==========

     The provision for income taxes before cumulative effect of accounting change differed from the computed "expected" income tax provision using statutory rates on income before income taxes for the following reasons:

                                                                                            Years Ended December 31,
                                                                                      ------------------------------------
                                                                                         2000         1999         1998
                                                                                      ----------   ----------   ----------
                                                                                                 (in thousands)
     Computed "expected" income tax..............................................     $   55,783   $   12,492   $  (20,372)
     Increases (reductions) in taxes resulting from:
         State income taxes, net of federal benefit..............................          4,690        1,121       (1,095)
         Permanent differences (principally related to basis differences in oil
           and gas properties)...................................................            525          588        6,133
         Change in valuation allowance...........................................             --         (194)       2,667
         Section 29 credits......................................................            (15)        (394)        (851)
         Other...................................................................            136          663         (406)
                                                                                      ----------   ----------   ----------
                                                                                      $   61,119   $   14,276   $  (13,924)
                                                                                      ==========   ==========   ==========

     As a result of employee stock options exercised during 2000, an additional $1.7 million tax benefit was realized, reflected in the accompanying balance sheet for December 31, 2000 as an increase to income taxes receivable and an increase to additional paid-in capital.

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


     Deferred tax assets and liabilities resulting from differences between the financial statement carrying amounts and the tax bases of assets and liabilities, consist of the following:

                                                                                            December 31,
                                                                                      -----------------------
                                                                                         2000         1999
                                                                                      ----------   ----------
                                                                                          (in thousands)
     Deferred tax liabilities:
     Capitalized costs and related depreciation, depletion and amortization......     $  134,383   $   93,414
     Fixed-price contracts and other derivatives.................................          1,595       12,045
     Other ......................................................................         12,042          102
                                                                                      ----------   ----------
                                                                                         148,020      105,561
                                                                                      ----------   ----------
     Deferred tax assets:
     Deferred revenue............................................................          4,284        5,139
     Fixed-price contracts and other derivatives.................................         87,287        6,339
     Alternative minimum tax credits.............................................          6,136        6,136
     Net operating loss carryforwards............................................         60,855       85,074
     Other  .....................................................................            735          735
                                                                                      ----------   ----------
                                                                                         159,297      103,423
     Valuation allowance for net operating loss carryforwards....................        (30,499)     (50,203)
                                                                                      ----------   ----------
                                                                                         128,798       53,220
                                                                                      ----------   ----------
     Net deferred tax liability..................................................     $   19,222   $   52,341
                                                                                      ==========   ==========

     At December 31, 2000, we had U.S. Federal net operating loss carryforwards of $174 million that expire beginning in 2001 and alternative minimum tax credit carryforwards of $6.1 million that can be carried forward indefinitely but which can be used only to reduce regular tax liabilities in excess of alternative minimum tax liabilities. Net operating loss carryforwards of $87 million may expire without utilization due to the change of control provisions of Section 382 of the Internal Revenue Code. Such expirations have been fully reserved through the valuation allowance. We are pursuing a strategy anticipated to increase the utilization of net operating loss carryforwards otherwise expected to expire by as much as $46 million. This anticipated benefit will be recognized in the tax provision when realized.

Note 6 -- TRANSACTIONS WITH RELATED PARTIES

     Fixed-Price Contract Activity. In 1993, we entered into a fixed-price sales contract with S.A. Louis Dreyfus et Cie hedging 33 Bcf of natural gas over a five-year period beginning in 1996, at a weighted-average fixed price of $2.49 per Mcf. For the year ended December 31, 2000, this contract resulted in a realized hedging loss of $7.4 million included in results of operations. For the years ended December 31, 1999 and 1998, the contract resulted in realized hedging gains of $3.4 million and $2.9 million, respectively.

     General and Administrative Expense. We are a party to a services agreement under which S.A. Louis Dreyfus et Cie provides certain administrative and support services (principally insurance and related services) on our behalf. These services are billed to us at amounts approximating cost. General and administrative expenses for the years ended December 31, 2000, 1999 and 1998 include $.4 million, $.5 million and $1.4 million, respectively, for such services.

Note 7 -- COMMITMENTS AND CONTINGENCIES

     Litigation. Louis Dreyfus Natural Gas Corp. is one of numerous defendants in several lawsuits originally filed in 1995, subsequently consolidated with related litigation, and now pending in the Texas 93rd Judicial District Court in Hildago County, Texas. The lawsuit alleges that the plaintiffs, a group of local landowners and businesses, have suffered damages including, but not limited to, property damage and lost profits of approximately $60 million as the result of an underground hydrocarbon plume within the city of McAllen, Texas. The lawsuit alleges that gas wells and related pipeline facilities operated by us, and other facilities operated by other defendants, caused the plume. In August 1999, the plaintiffs' experts produced reports that suggested we might be considered a significant contributor to the

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


plume. Our investigation into this matter has not found any leaks or discharges from our facilities. In addition, our investigation has revealed the plume to be unrelated to our gas wells and facilities. Trial is not anticipated to commence until the second half of 2001. We will vigorously defend our interests in this case. We do not presently expect the ultimate outcome of the case to have a material adverse impact on our financial position or results of operations; however, results of litigation are inherently unpredictable and this estimate may change in the future.

     We were a defendant in various other legal proceedings as of December 31, 2000, which are routine and incidental to our business. We will vigorously defend our interests in these proceedings. While the ultimate results of these proceedings cannot be predicted with certainty, we do not believe that the outcome of these matters will have a material adverse effect on our financial position or results of operations.

     Rental Commitments. Minimum annual rental commitments as of December 31, 2000 under noncancellable office space leases are as follows: 2001 - $2.6 million; 2002 - $2.1 million; 2003 - $2.0 million; 2004 - $1.0 million; 2005 and thereafter - $5.2 million. Approximately $800,000 of such rental commitments is included in other accrued liabilities as of December 31, 2000. Rent expense included in results of operations for the three years ended December 31, 2000, 1999 and 1998 was $1.6 million, $1.5 million and $2.1 million, respectively.

Note 8 -- EMPLOYEE BENEFIT PLANS

     401(k) Plan. Our employees who have completed a specified term of service are eligible for participation in the Louis Dreyfus Natural Gas Profit Sharing and 401(k) Plan and Trust Agreement. Pursuant to the plan provisions, employee contributions can be made up to 17% of compensation. Employer contributions are discretionary. Employees vest in employer contributions at 20% per year of service. For the years ended December 31, 2000, 1999 and 1998, we contributed $1.4 million, $1.3 million and $1.2 million, respectively, to the 401(k) plan.

     Employee Stock Purchase Plan. The Louis Dreyfus Natural Gas Corp. 2000 Employee Stock Purchase Plan provides eligible employees with the opportunity to purchase shares of our common stock through payroll deductions at a discount from the market value of the shares and on a tax-favorable basis.

     Stock Compensation Plans. The Louis Dreyfus Natural Gas Corp. Deferred Stock Trust, established in 1998, serves as a depositary for restricted stock awards granted pursuant to the underlying agreement. Common stock contributed to the trust can be distributed to the beneficiary only upon termination of employment or other specified events. Also in 1998, we established a separate deferred stock trust for use in compensating our non-employee directors. At December 31, 2000, these trusts held a combined 107,427 shares of common stock. Compensation expense of $614,000 was recorded for the year ended December 31, 2000, relating to stock awards granted under these trust agreements.

     Officers, directors and certain key employees have been granted options to purchase common stock under the 1993 Stock Option Plan, as amended. Both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and options which are not qualified as incentive stock options may be granted under the plan. The maximum number of common shares presently issuable is three million shares, subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the common stock. As of December 31, 2000 and 1999, options to purchase 144,870 shares and 418,920 shares of common stock, respectively, were available for grant. Options granted under the option plan vest over a period of time based on the nature of the grants and as defined in the individual grant agreements, but generally over a four year-period. The exercise price of each option equals the market price of the common stock on the date of grant and an option's expiration date is ten years from the date of issuance.

     The following pro forma information, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), presents net income and earnings per share information as if the stock options issued after December 31, 1994 were accounted for using the fair value method. The fair value of

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


stock options issued for each year was estimated at the date of grant using a Black-Scholes option pricing model. Valuation assumptions for option grants in 2000, 1999 and 1998 included the following: risk-free interest rates of 5.9%, 5.8% and 4.9%, respectively; no dividends over the option term; stock price volatility factors of .50, .37 and .36, respectively, and a weighted average expected option life of five years. The estimated fair value as determined by the model is amortized to expense over the respective vesting period. The SFAS 123 pro forma information presented below is not necessarily indicative of the pro forma effects to be presented in future periods. Additionally, option grants made prior to 1995 have been excluded.

     The SFAS 123 pro forma information is as follows:

                                                                                            Years Ended December 31,
                                                                                      ------------------------------------
                                                                                         2000         1999         1998
                                                                                      ----------   ----------   ----------
                                                                                      (in thousands, except per share data)
     Net income (loss)..........................................................      $   95,443   $   18,988   $  (45,194)
     Net income (loss) per share................................................            2.23          .47        (1.13)

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because these stock options issued under the option plan have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of stock option fair value.

     Stock option transactions for 2000, 1999 and 1998 are summarized as follows:

                                                                            Years Ended December 31,
                                            ----------------------------------------------------------------------------------------
                                                        2000                         1999                          1998
                                            ----------------------------- ----------------------------- ----------------------------
                                                            Weighted-                     Weighted-                     Weighted-
                                                             Average                       Average                       Average
                                               Shares     Exercise Price     Shares     Exercise Price     Shares     Exercise Price
                                            ------------ ---------------- ------------ ---------------- ------------ ---------------
     Outstanding at beginning of year          2,368,817     $  17.38        2,124,580     $  16.85        1,708,330     $    19.03
     Granted.............................        292,675        31.97          426,000        19.16        1,054,750          15.51
     Exercised...........................       (743,115)       17.07         (159,513)       15.45          (22,500)         15.05
     Canceled............................        (18,625)       16.79          (22,250)       14.44         (616,000)         20.68
                                            ------------                  ------------                  ------------
     Outstanding at end of year..........      1,899,752        19.76        2,368,817        17.38        2,124,580          16.85
                                            ============                  ============                  ============
     Exercisable at end of year..........        862,080        17.86        1,148,317        17.21          909,830          17.27
                                            ============                  ============                  ============
     Weighted-average fair value of
         options granted during year.....   $      16.19                  $       8.05                  $       6.17
                                            ============                  ============                  ============

___________________________

     Outstanding options to acquire 292,675 shares of stock at December 31, 2000 had exercise prices ranging from $30.00 to $33.78 per share (20,000 of which are exercisable at a weighted-average exercise price of $30.00 per share), had a weighted-average exercise price of $31.97, and had a weighted-average remaining contractual life of 9.8 years. Outstanding options to acquire 914,440 shares of stock at December 31, 2000 had exercise prices ranging from $18.00 to $23.16 per share (478,440 of which are exercisable at a weighted-average price of $20.34 per share), had a weighted-average exercise price of $20.29, and had a weighted-average remaining contractual life of 7.1 years. The balance of options outstanding at December 31, 2000 had exercise prices ranging from $12.47 to $16.69 per share (363,640 of which are exercisable at a weighted-average price of $13.93 per share), had a weighted-average exercise price of $13.90, and had a weighted-average remaining contractual life of 7.2 years.

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


Note 9 -- SIGNIFICANT CUSTOMERS

     Our oil and gas production is sold under contracts with various purchasers. For the year ended December 31, 2000, gas sales to Enron Corp., Duke Energy, and PG&E Corp. approximated 17%, 17% and 14% of total revenues, respectively. For the year ended December 31, 1999, gas sales to Enron Corp. and PG&E Corp. approximated 17% and 14% of total revenues, respectively. For the year ended December 31, 1998, gas sales to PG&E Corp. approximated 20% of total revenues. We believe that alternative purchasers are available, if necessary, to purchase our production at prices substantially similar to those received from these significant purchasers in 2000.

Note 10 -- CAPITAL STOCK AND STOCKHOLDERS' EQUITY

     Common Stock. The following table presents our common stock activity for the periods presented:

                                                                                           Years Ended December 31,
                                                                                      -----------------------------------
                                                                                        2000         1999         1998
                                                                                      ---------    ---------    ---------
                                                                                                (in thousands)
     Common Stock Activity:
     Balance, beginning of year..................................................        40,199       40,110       40,088
     Sale of common stock........................................................         2,405           --           --
     Exercise of warrants........................................................           363           --           --
     Exercise of stock options...................................................           690          121           22
     Treasury shares reissued (purchased)........................................            32          (32)          --
                                                                                      ---------    ---------    ---------
     Balance, end of year........................................................        43,689       40,199       40,110
                                                                                      =========    =========    =========

     In 2000, we sold 2.4 million shares of common stock at $31.00 per share ($29.53 per share net of underwriting discount) in a public offering. Proceeds from the offering of $70.9 million received in July 2000 were applied to reduce a majority of the indebtedness incurred in connection with the acquisition of properties from Costilla Energy, Inc. In addition, an indirect wholly-owned subsidiary of S.A. Louis Dreyfus et Cie sold 1.6 million shares of our common stock in the offering. Subsequent to the offering, S.A. Louis Dreyfus et Cie through its subsidiaries owned 19.2 million shares, or approximately 44% of the total issued and outstanding common shares.

     Warrants. At December 31, 2000, warrants were outstanding to purchase 317,566 shares of common stock, all of which were exercisable. The warrants have an exercise price of $17.69 per share and expire in December 2004. During 2000, 740,987 warrants were exercised resulting in the issuance of 363,541 shares of common stock. Additional warrants to purchase 356,489 shares expired unexercised in April 1999. All warrants were originally issued in 1997 in connection with the acquisition of American Exploration Company.

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


     Other Comprehensive Income. The components of other comprehensive income and related tax effects for the years ended December 31, 2000, 1999 and 1998 are shown as follows:

                                                                                             Tax         Net of
                                                                                Gross       Effect        Tax
                                                                             ----------   ----------   ----------
                                                                                         (in thousands)
     Year ended December 31, 2000:
     Change in fixed-price contract and other derivative fair value........  $ (295,599)  $ (112,328)  $ (183,271)
     Reclassification adjustments - contract settlements...................      55,299       21,014       34,285
                                                                             ----------   ----------   ----------
                                                                             $ (240,300)  $  (91,314)  $ (148,986)
                                                                             ==========   ==========   ==========

     Year ended December 31, 1999:
     Change in fixed-price contract and other derivative fair value........  $  (62,711)  $  (23,830)  $  (38,881)
     Reclassification adjustments - contract settlements...................      (7,078)      (2,690)      (4,388)
                                                                             ----------   ----------   ----------
                                                                             $  (69,789)  $  (26,520)  $  (43,269)
                                                                             ==========   ==========   ==========

     Year ended December 31, 1998:
     Cumulative effect of accounting change................................  $  157,550   $   59,869   $   97,681
     Reclassification adjustments - contract settlements...................      (7,147)      (2,716)      (4,431)
                                                                             ----------   ----------   ----------
                                                                             $  150,403   $   57,153   $   93,250
                                                                             ==========   ==========   ==========

Note 11 -- FINANCIAL INSTRUMENTS

     The following information is provided regarding the estimated fair value of the financial instruments, including derivative assets and liabilities as defined by SFAS 133 that we held as of December 31, 2000 and 1999, and the methods and assumptions used to estimate their fair value:

                                                                    December 31, 2000         December 31, 1999
                                                                 -----------------------   -----------------------
                                                                  Carrying       Fair       Carrying       Fair
                                                                   Amount        Value       Amount        Value
                                                                 ----------   ----------   ----------   ----------
                                                                                    (in thousands)
      Derivative assets:
          Fixed-price natural gas swaps........................  $       --   $       --   $   16,433   $   16,433
          Fixed-price natural gas collars......................          --           --        1,323        1,323
          Fixed-price natural gas delivery contracts...........          --           --        7,921        7,921
          Fixed-price crude oil swaps..........................          --           --          360          360
          Interest rate swaps..................................       1,756        1,756        5,660        5,660
      Derivative liabilities:
          Fixed-price natural gas swaps........................     (55,923)     (55,923)      (4,329)      (4,329)
          Fixed-price natural gas collars......................     (26,054)     (26,054)          --           --
          Fixed-price natural gas delivery contracts...........    (146,234)    (146,234)      (9,081)      (9,081)
          Natural gas basis swaps..............................      (1,491)      (1,491)      (3,271)      (3,271)
      Bank debt (1)............................................    (313,800)    (316,568)    (255,600)    (260,494)
      6 7/8% Senior Notes due 2007 (1).........................    (199,156)    (193,646)    (199,034)    (177,012)
      9 1/4% Senior Subordinated Notes due 2004 (1)............     (93,953)     (96,061)    (100,588)     (99,591)

     _________________________________

     (1) - Carrying amounts do not include capitalized debt issuance costs. See
           Note 1 -- Significant Accounting Policies -- Debt Issuance Costs.

     Cash and cash equivalents, receivables, accounts payable, accrued liabilities and revenues payable were each estimated to have a fair value approximating the carrying amount due to the short maturity of those instruments or to the criteria used to determine carrying value in the financial statements.

     The fair value of fixed-price contracts as of December 31, 2000 and 1999 was estimated based on market prices

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


of natural gas and crude oil for the periods covered by the contracts. The net differential between the prices in each contract and market prices for future periods, as adjusted for estimated basis, has been applied to the volumes stipulated in each contract to arrive at an estimated future value. This estimated future value was discounted on a contract-by-contract basis at rates commensurate with our estimation of contract performance risk and counterparty credit risk. The fair value of derivative instruments which contain options (such as collar structures) has been estimated based on remaining term, volatility and other factors. The terms and conditions of our fixed-price delivery contracts and certain financial swaps are uniquely tailored to our circumstances. In addition, certain of the contracts hedge gas production for periods beyond five years into the future. The market for natural gas beyond the five-year horizon is illiquid and published market quotations are not available. We have relied upon near-term market quotations, longer-term over-the-counter market quotations and other market information to determine fair value estimates. See Note 12 -- Derivatives -- Accounting.

     The change in carrying value of fixed-price contracts and interest rate swaps in the December 31, 2000 balance sheet compared to the December 31, 1999 balance sheet resulted from a significant increase in market prices for natural gas and an increase in interest rates. Derivative liabilities reflected as current in the December 31, 2000 balance sheet represent the estimated fair value of fixed-price contract settlements scheduled to occur over the subsequent twelve-month period based on market prices for oil and gas as of the balance sheet date. The offsetting increase in value of the hedged future production has not been accrued in the accompanying balance sheet, creating the appearance of a working capital deficit from these contracts. The contract settlement amounts are not due and payable until the monthly period that the related underlying hedged transaction occurs. In some cases the recorded liability for certain contracts significantly exceeds the total settlement amounts that would be paid to a counterparty based on prices in effect at the balance sheet date due to option time value. Since we expect to hold these contracts to maturity, this time value component has no direct relationship to actual future contract settlements and consequently does not represent a liability which will be settled in cash or realized in any way.

     The vast majority of all fixed-price contract fair value changes are reflected in accumulated other comprehensive income on the face of the balance sheet, shown net of deferred tax effect. At December 31, 2000, this accounting treatment resulted in a cumulative unrealized reduction in stockholders' equity of $99.0 million, giving the appearance that a loss in net enterprise value was experienced as a result of increases in market oil and gas prices. Except for the effect of basis movements, we expect that any changes in fixed-price contract fair value attributable to changes in market prices for oil and natural gas will be offset by changes in the value of our oil and natural gas reserves. Because only 13% of the future production from our natural gas reserves is hedged, higher oil and gas prices actually increase our net enterprise value, as is apparent in the standardized measure calculation. This change in reserve value, however, is not reflected in our balance sheet. See Note 12 -- Derivatives and Note 13 -- Supplemental Information - Oil and Gas Reserves.

     The fair value of bank debt at December 31, 2000 and 1999 was determined by utilizing an estimated market credit spread for bank debt with comparable terms and credit quality. The fair values of the 6 7/8% Senior Notes due 2007 and the 9 1/4% Senior Subordinated Notes due 2004 were determined based on market quotations for such securities. The fair value of the interest rate swaps for each of the years presented was determined by using a third-party interest rate swap valuation model or by reliance upon third-party quotations. These valuations are based on market interest rates as of the determination date.


Note 12 -- DERIVATIVES

     Description of Contracts. We utilize fixed-price contracts to reduce exposure to unfavorable changes in oil and gas prices which are subject to significant and often volatile fluctuation. Fixed-price contracts are comprised of long-term delivery contracts, energy swaps, collars and basis swaps. These contracts allow us to predict with greater certainty the effective oil and gas prices to be received for hedged production and benefit operating cash flows and earnings when market prices are less than the fixed prices provided in the contracts. However, we will not benefit from market prices that are higher than the fixed prices in the contracts for hedged production. For the years ended December 31, 2000,

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


1999 and 1998, fixed-price contracts hedged 44%, 55% and 50%, respectively, of our gas production and 40%, 19% and 16%, respectively, of our oil production. Fixed-price contracts as of December 31, 2000, hedge 82 Bcf of future gas production in 2001, and 120 Bcf thereafter.

     For energy swap contracts, we receive a fixed price for the respective commodity and pay a floating market price, as defined in each contract (generally NYMEX futures prices or a regional spot market index), to the counterparty. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. For delivery contracts, we purchase gas in the spot market at floating market prices and deliver gas to the contract counterparty at a fixed price. Natural gas collars contain a fixed floor price (put) and ceiling price (call). If the market price of natural gas exceeds the call strike price or falls below the put strike price, then we receive the fixed price and pay the market price. If the market price of natural gas is between the call and the put strike price, then no payments are due from either party. Under the basis swaps, we receive the floating market price for NYMEX futures and pay the floating market price plus a fixed differential for a specified regional spot market index.

     The following table summarizes the estimated volumes, fixed prices, fixed-price sales and future net revenues attributable to the fixed-price contracts as of December 31, 2000. We expect the prices to be realized for hedged production to vary from the prices shown in the following table due to basis, which is the differential between the floating price paid under each energy swap contract, or the cost of gas to supply delivery contracts, and the price received at the wellhead for our hedged production. Basis differentials are caused by differences in location, quality, contract terms, timing and other variables. Future net revenues for any period are determined as the differential between the fixed prices provided by fixed-price contracts and forward market prices as of December 31, 2000, as adjusted for basis. Future net revenues change with changes in market prices and basis. See "-- Market Risk."

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)

                                                          Years Ending December 31,                    Balance
                                           --------------------------------------------------------    through
                                              2001        2002        2003        2004       2005       2017        Total
                                           ---------   ---------   ---------   ---------   --------   ---------   ---------
                                                               (dollars in thousands, except price data)
    Natural Gas Swaps:
    Contract volumes (BBtu)..............     32,340       6,697       5,650       5,650      5,650       6,483      62,470
    Weighted-average fixed price
      per MMBtu (1)......................  $    4.90   $    2.65   $    2.92   $    3.12   $   3.32   $    3.41   $    4.02
    Future fixed-price sales.............  $ 158,579   $  17,766   $  16,492   $  17,608   $ 18,740   $  22,082   $ 251,267
    Future net revenues (2)..............  $ (36,849)  $ (11,542)  $  (5,028)  $  (3,276)  $ (2,089)  $  (1,901)  $ (60,685)

    Natural Gas Delivery
      Contracts:
    Contract volumes (BBtu)..............     17,814      17,689      14,819       6,634      5,314      38,116     100,386
    Weighted-average fixed price
      per MMBtu (1)......................  $    2.38   $    2.46   $    2.53   $    2.53   $   2.63   $    3.01   $    2.68
    Future fixed-price sales.............  $  42,464   $  43,461   $  37,428   $  16,802   $ 13,978   $ 114,760   $ 268,893
    Future net revenues (2)..............  $ (71,426)  $ (32,751)  $ (18,105)  $  (7,569)  $ (5,519)  $ (31,932)  $(167,302)

    Natural Gas Collars:
    Contract volumes (BBtu):
      Floor..............................     31,800       7,300          --          --         --          --      39,100
      Ceiling............................     31,800       7,300          --          --         --          --      39,100
    Weighted-average fixed-price
      per MMBtu (1):
      Floor..............................  $    4.57   $    2.84   $      --   $      --   $     --   $      --   $    4.25
      Ceiling............................  $    6.28   $    3.94   $      --   $      --   $     --   $      --   $    5.84
    Future fixed-price sales (4).........  $ 145,447   $  20,732   $      --   $      --   $     --   $      --   $ 166,179
    Future net revenues (2)..............  $ (16,201)  $  (3,902)  $      --   $      --   $     --   $      --   $ (20,103)

    Total Natural Gas Contracts (3):
    Contract volumes (BBtu)..............     81,954      31,686      20,469      12,284     10,964      44,599     201,956
    Weighted-average fixed price
      per MMBtu (1)......................  $    4.23   $    2.59   $    2.63   $    2.80   $   2.98   $    3.07   $    3.40
    Future fixed-price sales (4).........  $ 346,490   $  81,959   $  53,920   $  34,410   $ 32,718   $ 136,842   $ 686,339
    Future net revenues (2)..............  $(124,476)  $ (48,195)  $ (23,133)  $ (10,845)  $ (7,608)  $ (33,833)  $(248,090)

___________________________

    (1) - The prices to be realized for hedged production are expected to vary from the prices shown due to basis. See "Market Risk."
    (2) - Future net revenue amounts as presented above are undiscounted and have not been adjusted for contract performance risk or counterparty credit risk. Bracketed amounts represent decreases to future natural gas sales. See Note 11 -- Financial Instruments.
    (3) - Does not include basis swaps with notional volumes by year, as follows: 2001 - 9.4 TBtu; and 2002 - 5.5 TBtu.
    (4) - Assumes floor prices for natural gas collar volumes.

     The estimates of future net revenues from fixed-price contracts are computed based on the difference between the prices provided by the fixed-price contracts and forward market prices as of the specified date. The market for natural gas beyond a five-year horizon is illiquid and published market quotations are not available. We have relied upon near-term market quotations, longer-term over-the-counter market quotations and other market information to determine future net revenue estimates. Forward market prices for natural gas are dependent upon supply and demand factors in such forward market and are subject to significant volatility. The future net revenue estimates shown above are subject to change as forward market prices change. See Note 11 -- Financial Instruments for estimated fair value information.

     Accounting. All fixed-price contracts have been executed in connection with our natural gas and crude oil hedging program. The differential between the fixed price and the floating price for each contract settlement period multiplied by the associated contract volume is the contract profit or loss. The realized contract profit or loss is included in oil and gas sales in the period for which the underlying production was hedged. For fixed-price contracts qualifying as cash flow hedges pursuant to SFAS 133, changes in fair value for volumes not yet settled are shown as adjustments to other comprehensive income. For those contracts not qualifying as cash flow hedges, changes in fair value are recognized in earnings. The fair value of all fixed-price contracts are recorded as assets or liabilities in the balance sheet.

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)

     If a fixed-price contract which qualified for cash flow hedge accounting is liquidated or sold prior to maturity, the gain or loss at the time of termination remains in accumulated other comprehensive income to be amortized into oil and gas sales over the original term of the contract. Included in accumulated other comprehensive income at December 31, 2000 and 1999, were pretax unamortized deferred gains of $86.4 million and $99.7 million, respectively, related to terminated contracts. These deferred gains are recorded net of deferred tax effect. Prepayments received under fixed-price contracts with continuing performance obligations are recorded as deferred revenue and amortized into oil and gas sales over the term of the underlying contract. See
Note 1 -- Significant Accounting Policies -- Hedging.

     For the years ended December 31, 2000, 1999 and 1998, oil and gas sales included $62.3 million of net losses, $1.5 million of net gains and $23.1 million of net gains, respectively, associated with realized gains and losses under fixed-price contracts.

     Change in derivative fair value for the years ended December 31, 2000, 1999 and 1998 was comprised of the following:

                                                                                             Years Ended December 31,
                                                                                      -------------------------------------
                                                                                        2000         1999          1998
                                                                                      ----------   ----------    ----------
                                                                                                 (in thousands)
     CHANGE IN DERIVATIVE FAIR VALUE
     Change in fair value for derivatives not qualifying for hedge accounting....     $   (2,632)  $    9,740    $   17,346
     Amortization of derivative fair value gains and losses recognized in
         earnings prior to actual cash settlement................................         (6,501)      (2,943)           --
     Ineffective portion of derivatives qualifying for hedge accounting,
         including the time value component of collars...........................         (6,429)      (7,239)           --
                                                                                      ----------   ----------    ----------
                                                                                      $  (15,562)  $     (442)   $   17,346
                                                                                      ==========   ==========    ==========

     Amounts recorded in change in derivative fair value do not represent cash gains or losses. Rather, these amounts are temporary valuation swings in contracts or portions of contracts that are not entitled to receive hedge accounting treatment. All amounts initially recorded in this caption are ultimately reversed within this same caption over the respective contract terms. Despite certain fixed-price contracts failing the effectiveness guidelines of SFAS 133 from time to time, fixed-price contracts continue to be effective in achieving the risk management objectives for which they were intended.

     In addition to the future net settlements identified in the table under "-- Description of Contracts", we expect the following adjustments in 2001: (1) oil and gas sales will include $13.9 million of gains from the amortization of deferred gains from price-risk management activities, (2) interest expense will include $.4 million of loss from the amortization of deferred interest rate hedging losses, and (3) change in derivative fair value in the statement of operations will include a loss of $4.7 million relating to the unwinding of previously recognized net gains in this caption as actual contract cash settlements are realized and the time value component of options reverse.

     Credit Risk. Fixed-price contracts terms generally provide for monthly settlements and energy swaps provide for a net settlement due to or from the respective party as discussed previously. The counterparties to the contracts are comprised of pipeline marketing affiliates, financial institutions, an independent power producer, a municipality, and other end users. In some cases, we require letters of credit or corporate guarantees to secure the performance obligations of the contract counterparty. Should a counterparty to a contract default on a contract, there can be no assurance that we would be able to enter into a new contract with a third party on terms comparable to the original contract. We have not experienced non-performance by any counterparty.

     Cancellation or termination of a fixed-price contract would subject a greater portion of our gas production to market prices, which, in a low price environment, could have an adverse effect on our future operating results. In addition, the associated carrying value of the contract would be removed from the balance sheet.

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)

      In October 1999 and June 1998, we agreed to the termination of two long-term fixed-price natural gas delivery contracts. These terminations resulted in the receipt of cash in the amount of $44.2 million and $40.1 million, respectively. The associated realized gains have been recorded in accumulated other comprehensive income, net of tax.

     Market Risk. The differential between the floating price paid under each energy swap contract, or the cost of gas to supply physical delivery contracts, and the price received at the wellhead for our production is termed "basis" and is the result of differences in location, quality, contract terms, timing and other variables. The effective price realizations which result from the fixed-price contracts are affected by movements in basis. For the years ended December 31, 2000, 1999 and 1998, we received on an Mcf basis approximately 2%, 6% and 6% less than the prices specified in natural gas fixed-price contracts, respectively, due to basis. For oil production hedged by crude oil fixed-price contracts, we realized approximately 6%, 7% and 10% less than the specified contract prices for such years, respectively. Basis movements can result from a number of variables, including regional supply and demand factors, changes in our portfolio of fixed-price contracts and the composition of our producing property base. Basis movements are generally considerably less than the price movements affecting the underlying commodity, but their effect can be significant. A 1% move in price realization for hedged natural gas in 2001 represents a $3.5 million change in gas sales. We actively manage exposure to basis movements and from time to time will enter into contracts designed to reduce such exposure.

     Changes in future gains and losses to be realized in oil and gas sales upon cash settlements of fixed-price contracts as a result of changes in market prices for oil and natural gas are expected to be offset by changes in the price received for our hedged oil and natural gas production. Because the majority of our future estimated oil and gas production is unhedged, declining oil and gas prices could have a material adverse effect on future results of operations and operating cash flows.

     Margin. We are required to post margin in the form of bank letters of credit or treasury bills under certain fixed-price contracts. In some cases, the amount of margin is fixed; in others, the amount changes as the market value of the respective contract changes, or if certain financial tests are not met. For the years ended December 31, 2000, 1999 and 1998, the maximum aggregate amount of margin posted was $70.8 million, $23.5 million and $23.7 million, respectively. If natural gas prices were to rise, or if we failed to meet the financial tests contained in certain fixed-price contracts, margin requirements could increase significantly. We believe that margin requirements will be adequately met through bank credit facility availability, other existing lines of credit, or credit lines that may be obtained in the future. If we are unable to meet margin requirements, a contract could be terminated and we could be required to pay damages to the counterparty which generally approximate the cost to the counterparty of replacing the contract. At December 31, 2000, margin had been issued in the form of letters of credit totaling $70.8 million. Subsequent to December 31, 2000, margin requirements under fixed-price contracts to two counterparties were reduced, resulting in a $44 million reduction in posted margin.

     Interest Rate Swaps. We have interest rate swaps designed to hedge the interest rate exposure associated with borrowings under the bank credit facility. As of December 31, 2000, we had fixed the interest rate on average notional amounts of $125 million and $94 million for the years ended December 31, 2001 and 2002, respectively. Under the interest rate swaps, we receive the LIBOR three-month rate (6.4% at December 31, 2000) and pay an average rate of 5.0% for each period covered by the swaps. The notional amounts are less than the maximum amount anticipated to be available under the bank credit facility for the respective years.

     For each interest rate swap, the differential between the fixed rate and the floating rate multiplied by the notional amount is the swap gain or loss. This gain or loss is included in interest expense in the period for which the interest rate exposure was hedged. Pursuant to SFAS 133, if an interest rate swap qualifying as a cash flow hedge is liquidated or sold prior to maturity, the gain or loss on the interest rate swap at the time of termination remains in accumulated other comprehensive income, to be recognized as an adjustment to interest expense over the original contract term. At December 31, 2000 and 1999, we had deferred termination losses of $2.4 million and $2.8 million, respectively, recorded net of tax in accumulated other comprehensive income. Interest rate swaps decreased interest expense during 2000 by $1.9 million. The impact of interest rate swap settlements in 1999 and 1998 was not material.

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)

Note 13 -- SUPPLEMENTAL INFORMATION - OIL AND GAS RESERVES (unaudited)

     The following information summarizes our net proved reserves of crude oil and natural gas and the present values of proved reserves for the three years ended December 31, 2000, 1999 and 1998. Reserve estimates for these years have been prepared by our petroleum engineers and reviewed by an independent engineering firm. All studies have been prepared in accordance with regulations prescribed by the Securities and Exchange Commission. Future net revenue is estimated by such engineers using oil and gas prices in effect as of the end of each respective year with price escalations permitted only for those properties which have wellhead contracts allowing specific increases. Future operating costs estimated in each study are based on historical operating costs incurred. Reserve quantity estimates are calculated without regard to prices in the fixed-price contracts.

     The reliability of any reserve estimate is a function of the quality of available information and of engineering interpretation and judgment. Such estimates are susceptible to revision in light of subsequent drilling and production history or as a result of changes in economic conditions.

     Estimated Quantities of Oil and Gas Reserves (unaudited). The following table presents our estimated proved reserves, all of which are located in the United States, for the years ended December 31, 2000, 1999 and 1998. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, that is, prices and costs as of the date the estimate is made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

                                                         2000                      1999                    1998
                                                  --------------------     --------------------     -------------------
                                                     Oil        Gas          Oil         Gas          Oil        Gas
                                                   (MBbls)     (MMcf)      (MBbls)      (MMcf)      (MBbls)    (MMcf)
                                                  --------   ---------     -------   ----------     -------   ---------
     Proved Reserves:
     Beginning of year..........................    28,372   1,294,029      24,416    1,193,666      29,109   1,028,752
     Acquisition of proved reserves.............     5,796     169,568         436       38,352         166       6,270
     Extensions and discoveries.................     1,767     264,629       1,328      199,687       1,943     246,382
     Revisions of previous estimates (1)........       271         807       5,736      (22,506)     (3,165)     19,974
     Sales of reserves in place.................       (88)       (709)       (579)      (7,191)       (207)     (6,646)
     Production.................................    (2,860)   (119,855)     (2,965)    (107,979)     (3,430)   (101,066)
                                                  --------   ---------     -------   ----------     -------   ---------
     End of year................................    33,258   1,608,469      28,372    1,294,029      24,416   1,193,666
                                                  ========   =========     =======   ==========     =======   =========
     Proved Developed Reserves:
     Beginning of year..........................    23,943   1,064,739      20,722    1,026,834      24,321     899,196
     End of year................................    27,903   1,313,590      23,943    1,064,739      20,722   1,026,834

__________________

     (1) - The crude oil volume revision for 1998 was primarily the result of a significant reduction in year-end 1998 crude oil prices compared to the prior year-end. The crude oil volume revision for 1999 was primarily the result of a significant increase in year-end 1999 crude oil prices compared to the prior year-end.

     Standardized Measure of Discounted Future Net Cash Flows (unaudited). The following table reflects the standardized measure of discounted future net cash flows relating to our interests in proved oil and gas reserves. The future net cash inflows were developed as follows:

     (1) - Estimates were made of quantities of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

     (2) - The estimated cash flows from future production of proved reserves were prepared using year-end prices

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)

           for each respective year, as follows: 2000 - $25.38 per Bbl, $6.07 per Mcf; 1999 - $24.36 per Bbl, $2.19 per Mcf; and 1998 - $9.46 per
           Bbl, $2.07 per Mcf. These prices do not include the effect of the fixed-price contracts.

     (3) - The resulting future gross revenue streams were reduced by estimated future costs to develop and to produce the proved reserves and estimated abandonment costs, based on year-end estimates.

     (4) - Future income taxes were computed by applying the appropriate statutory tax rates to the future pretax net cash flows less the current tax bases of the properties involved and related carryforwards, giving effect to permanent differences and tax credits.

     (5) - The resulting future net revenue streams were reduced to present value amounts by applying a 10% discount factor.

                                                                                         December 31,
                                                                          ---------------------------------------
                                                                              2000          1999           1998
                                                                          -----------   -----------   -----------
                                                                                       (in thousands)
     Future cash inflows (1)...........................................   $10,612,100   $ 3,521,914   $ 2,695,864
     Future production costs...........................................    (2,310,885)   (1,169,263)     (870,420)
     Future development costs..........................................      (281,871)     (216,211)     (148,595)
     Future income taxes...............................................    (2,649,077)     (460,504)     (278,363)
                                                                          -----------   -----------   -----------
                                                                            5,370,267     1,675,936     1,398,486
     Discount at 10% per year..........................................    (2,830,443)     (813,818)     (678,780)
                                                                          -----------   -----------   -----------
     Standardized measure of discounted future net cash flows (1)......   $ 2,539,824   $   862,118   $   719,706
                                                                          ===========   ===========   ===========

___________________

     (1) - Future cash inflows and the standardized measure of discounted future net cash flows are based on period end oil and gas wellhead prices and do not include the effect on future cash flows from our fixed-price contracts.

     The standardized measure information in the preceding table was derived from estimates of our proved oil and gas reserves contained in studies prepared by our petroleum engineers and reviewed by independent engineers. The standardized measure calculation, prepared pursuant to the provisions of Statement of Financial Accounting Standards No. 69, does not purport to represent the fair market value of our oil and gas reserves. The foregoing information is presented for comparative purposes as of the respective year-end and is not intended to reflect any changes in value which may result from subsequent price fluctuations.

     Changes Relating to the Standardized Measure of Discounted Future Net Cash Flows (unaudited). The principal changes in the standardized measure of discounted future net cash flows attributable to our oil and gas reserves for the years ended December 31, 2000, 1999 and 1998, were as follows:

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)

                                                                                Years Ended December 31,
                                                                         ------------------------------------
                                                                             2000         1999         1998
                                                                         ----------   ----------   ----------
                                                                                     (in thousands)
 Balance, beginning of year............................................  $  862,118   $  719,706   $  873,500
 Acquisitions of proved reserves.......................................     388,133       39,877        4,236
 Extensions and discoveries, net of future development costs...........     694,182      194,059      183,231
 Revisions of previous quantity estimates..............................       5,645        9,118          676
 Oil and gas sales, net of production costs............................    (465,047)    (223,298)    (182,131)
 Sales of reserves in place............................................        (384)      (8,236)      (7,769)
 Net changes in sales prices and production costs......................   2,032,565      153,701     (234,815)
 Development costs incurred and changes in estimated future
     development costs.................................................      39,365      (14,138)      41,121
 Net change in income taxes............................................  (1,006,549)     (96,236)      37,783
 Accretion of discount.................................................     104,972       81,107      100,265
 Changes in timing of production and other.............................    (115,176)       6,458      (96,391)
                                                                         ----------   ----------   ----------
 Balance, end of year..................................................  $2,539,824   $  862,118   $  719,706
                                                                         ==========   ==========   ==========

                        LOUIS DREYFUS NATURAL GAS CORP.
            Notes to Consolidated Financial Statements (continued)


Note 14 -- QUARTERLY RESULTS  (unaudited)

                                                             2000                                    1999
                                           ---------------------------------------   ------------------------------------
                                           Fourth     Third      Second    First     Fourth    Third     Second     First
                                           Quarter    Quarter    Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
                                           -------    -------    ------    ------    ------    -------   -------   ------
                                                                 (in thousands, except per share data)
       Revenues (1) ................      $ 174,366  $ 134,461  $ 88,004  $ 80,454  $ 93,115  $ 89,946  $ 62,422  $  57,123
       Operating profit (2).........        102,965     58,585    42,343    37,743    30,022    27,012    24,438     12,023
       Net income (loss) (3)........         50,908     29,425     9,072     8,855    12,641    13,048      (454)    (3,821)
       Net income (loss) per share -
           diluted..................           1.15       0.66      0.22      0.22      0.31      0.32     (0.01)     (0.10)

_____________________

(1) - The revenue decrease in the first quarter of 2000 is primarily attributable to change in derivative fair value. The revenue increases in the third and fourth quarters of 2000 were favorably impacted by higher oil and gas prices.
(2) - The increases in operating profits for the third and fourth quarters of 2000 are attributable to higher oil and gas prices.
(3) - Net losses in the first and second quarters of 1999 resulted from lower oil and gas prices and higher gas production. Net income in the third and fourth quarters of 2000 resulted primarily from higher oil and gas prices.

                        LOUIS DREYFUS NATURAL GAS CORP.
         Schedule II - Consolidated Valuation and Qualifying Accounts
                                (in thousands)

                                                  Balance at                                                  Balance at
                                                 Beginning of                                                   End of
                                                    Period      Additions (1)  Deductions (2)    Other (3)      Period
                                                 ------------   -------------  --------------   -----------   ----------
   Description:
   December 31, 2000:
   Allowance for doubtful accounts - Joint
     interest and other receivables............  $      1,114   $          --   $          57   $       168   $      889
                                                 ============   =============   =============   ===========   ==========

   December 31, 1999:
   Allowance for doubtful accounts - Joint
     interest and other receivables............  $      1,198   $          12   $          96   $         -   $    1,114
                                                 ============   =============   =============   ===========   ==========

   December 31, 1998:
   Allowance for doubtful accounts - Joint
     interest and other receivables............  $      1,135   $         176   $         113   $         -   $    1,198
                                                 ============   =============   =============   ===========   ==========

   ___________________________

   (1) - Additions relate to provisions for doubtful accounts.
   (2) - Deductions relate to the write-off of accounts receivable deemed uncollectible.
   (3) - Reclassification adjustment.

                        LOUIS DREYFUS NATURAL GAS CORP.
                          Consolidated Balance Sheets
                            (dollars in thousands)

                                  A S S E T S

                                                                              June 30,       December 31,
                                                                                2001             2000
                                                                           ------------     -------------
                                                                            (unaudited)
CURRENT ASSETS
Cash and cash equivalents................................................  $      1,730     $       2,799
Receivables:
  Oil and gas sales......................................................        88,669           109,488
  Joint interest and other, net..........................................        14,823             9,098
  Income taxes...........................................................            --             9,276
Fixed-price contracts and other derivatives..............................        67,531             1,004
Prepaids and other.......................................................         3,993             4,623
                                                                           ------------     -------------
  Total current assets...................................................       176,746           136,288
                                                                           ------------     -------------
PROPERTY AND EQUIPMENT, at cost, based on successful efforts accounting..     2,096,688         1,951,520
Less accumulated depreciation, depletion and amortization ...............      (641,615)         (591,305)
                                                                           ------------     -------------
                                                                              1,455,073         1,360,215
                                                                           ------------     -------------
OTHER ASSETS
Fixed-price contracts and other derivatives..............................        59,789               752
Other, net...............................................................         4,463             4,710
                                                                           ------------     -------------
                                                                                 64,252             5,462
                                                                           ------------     -------------
                                                                           $  1,696,071     $   1,501,965
                                                                           ============     =============

          L I A B I L I T I E S   A N D   S T O C K H O L D E R S'   E Q U I T Y

CURRENT LIABILITIES
Accounts payable.........................................................  $     80,478     $      46,065
Revenues payable.........................................................        21,691            19,794
Accrued liabilities......................................................        13,708            14,984
Fixed-price contracts and other derivatives..............................        25,684           126,255
                                                                           ------------     -------------
  Total current liabilities..............................................       141,561           207,098
                                                                           ------------     -------------
LONG-TERM DEBT...........................................................       523,032           606,909
                                                                           ------------     -------------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES
Deferred revenue.........................................................        10,081            11,277
Fixed-price contracts and other derivatives..............................        64,554           103,447
Deferred income taxes....................................................       146,212            19,222
Other....................................................................        20,364            21,193
                                                                           ------------     -------------
                                                                                241,211           155,139
                                                                           ------------     -------------
STOCKHOLDERS' EQUITY
Preferred stock, par value $.01; 10 million shares authorized; no shares
  outstanding............................................................            --                --
Common stock, par value $.01; 100 million shares authorized; issued and
  outstanding, 44,114,117 and 43,689,774 shares, respectively............           441               437
Paid-in capital..........................................................       509,338           504,989
Retained earnings........................................................       247,623           126,409
Accumulated other comprehensive income (loss) ...........................        34,883           (99,005)
Treasury stock, at cost, 58,415 and 589 common shares, respectively......        (2,018)              (11)
                                                                           ------------     -------------
                                                                                790,267           532,819
                                                                           ------------     -------------
                                                                           $  1,696,071     $   1,501,965
                                                                           ============     =============


         See accompanying notes to consolidated financial statements.

                        LOUIS DREYFUS NATURAL GAS CORP.
                 Consolidated Statements of Income (unaudited)
                     (in thousands, except per share data)

                                                 Three Months Ended          Six Months Ended
                                                      June 30,                   June 30,
                                              -----------------------    ------------------------
                                                 2001         2000          2001          2000
                                              ----------   ----------    ----------    ----------
REVENUES
Oil and gas sales...........................  $  156,586   $   99,121    $  365,080    $  186,484
Change in derivative fair value.............        (112)     (11,945)        3,038       (20,108)
Other income................................         936          828         1,278         2,082
                                              ----------   ----------    ----------    ----------
                                                 157,410       88,004       369,396       168,458
                                              ----------   ----------    ----------    ----------
EXPENSES
Operating costs.............................      26,158       19,457        56,576        36,611
General and administrative..................       6,793        5,609        13,604        11,701
Exploration costs...........................       4,290        4,028        18,606         7,271
Depreciation, depletion and amortization....      32,288       29,827        65,094        60,085
Impairment..................................       2,606        4,569         2,606         4,569
Interest....................................       7,850        9,882        16,778        19,308
                                              ----------   ----------    ----------    ----------
                                                  79,985       73,372       173,264       139,545
                                              ----------   ----------    ----------    ----------
Income before income taxes..................      77,425       14,632       196,132        28,913
Income tax provision........................      29,614        5,560        74,918        10,986
                                              ----------   ----------    ----------    ----------
NET INCOME..................................  $   47,811   $    9,072    $  121,214    $   17,927
                                              ==========   ==========    ==========    ==========


Net income per share:
Basic.......................................  $     1.09   $      .22    $     2.76    $      .44
                                              ==========   ==========    ==========    ==========
Diluted.....................................  $     1.07   $      .22    $     2.71    $      .43
                                              ==========   ==========    ==========    ==========


Weighted average number of common shares:
Basic.......................................      43,990       40,649        43,915        40,442
Diluted.....................................      44,751       41,827        44,718        41,315


         See accompanying notes to consolidated financial statements.

                        LOUIS DREYFUS NATURAL GAS CORP.
               Consolidated Statements of Cash Flows (unaudited)
                                (in thousands)

                                                                        Six Months Ended
                                                                            June 30,
                                                                    ------------------------
                                                                       2001          2000
                                                                    ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................................  $  121,214    $   17,927
Items not affecting cash flows:
   Depreciation, depletion and amortization.......................      65,094        60,085
   Impairment.....................................................       2,606         4,569
   Deferred income taxes..........................................      44,929        10,408
   Exploration costs..............................................      18,606         7,271
   Change in derivative fair value................................      (3,038)       20,108
   Other..........................................................         859          (365)
Net change in operating assets and liabilities:
   Accounts receivable............................................      24,176       (31,504)
   Prepaids and other.............................................         630          (703)
   Accounts payable...............................................      34,413        25,146
   Accrued liabilities............................................        (863)         (692)
   Income taxes payable...........................................         566          (570)
   Revenues payable...............................................       1,897         4,709
                                                                    ----------    ----------
                                                                       311,089       116,389
                                                                    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and development expenditures..........................    (173,725)     (125,828)
Acquisition of proved oil and gas properties......................      (5,611)     (131,891)
Additions to other property and equipment.........................      (2,218)       (1,581)
Proceeds from sale of property and equipment......................       1,107        10,857
Payment of option premiums........................................     (39,489)           --
Change in other assets............................................         (77)          470
                                                                    ----------    ----------
                                                                      (220,013)     (247,973)
                                                                    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank borrowings.....................................     256,300       277,350
Repayments of bank borrowings.....................................    (340,200)     (144,350)
Repayments of subordinated notes..................................          --        (6,549)
Proceeds from stock option exercises and other....................       3,790         8,755
Sale (purchase) of treasury shares................................      (2,904)           49
Change in deferred revenue........................................      (1,196)       (1,089)
Change in gains from price-risk management activities.............      (6,735)       (6,340)
Change in other long-term liabilities.............................      (1,200)       (1,046)
                                                                    ----------    ----------
                                                                       (92,145)      126,780
                                                                    ----------    ----------
Change in cash and cash equivalents...............................      (1,069)       (4,804)
Cash and cash equivalents, beginning of period....................       2,799         9,660
                                                                    ----------    ----------
Cash and cash equivalents, end of period..........................  $    1,730    $    4,856
                                                                    ==========    ==========



         See accompanying notes to consolidated financial statements.

                        LOUIS DREYFUS NATURAL GAS CORP.
       Condensed Notes to Consolidated Financial Statements (unaudited)
                                 June 30, 2001


Note 1 -- Accounting Principles and Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q as prescribed by the Securities and Exchange Commission. All material adjustments, consisting of normal and recurring adjustments and a $2.6 million impairment charge discussed below, which, in the opinion of Management, were necessary for a fair presentation of the results for the interim periods have been reflected. The results of operations for the three-month and six-month periods ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2000 for an expanded discussion of our financial disclosures and accounting policies.

     In the second quarter of 2001, an impairment charge of $2.6 million was recorded which primarily relates to a downward reserve revision for one single-well offshore field drilled in 1998. We are unaware of any other fields which may be impaired because of performance or other reasons. However, future impairments may be recognized as a result of numerous factors, all of which are beyond our ability to control or predict.

Note 2 -- Hedging

     We reduce our exposure to unfavorable changes in oil and natural gas prices by utilizing fixed-price physical delivery contracts, energy swaps, collars, options and basis swaps. We also enter into interest rate swap contracts to reduce our exposure to adverse interest rate fluctuations. These derivative instruments are accounted for pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). All of our fixed-price contracts and interest rate swaps are designated as cash flow hedges. Change in derivative fair value in the statements of income for the three-month and the six-month periods ended June 30, 2001 and 2000 is comprised of the following:

                                                                          Three Months Ended         Six Months Ended
                                                                               June 30,                  June 30,
                                                                      -----------------------    -----------------------
                                                                         2001         2000           2001         2000
                                                                      ----------   ----------    ----------   ----------
     CHANGE IN DERIVATIVE FAIR VALUE
     Change in fair value of derivatives not qualifying for
       hedge accounting..........................................     $    1,955   $   (9,308)   $    2,869   $  (16,235)
     Amortization of derivative fair value gains and losses
       recognized in earnings prior to actual cash
       settlements...............................................         (3,748)      (2,070)       (5,344)      (4,346)
     Ineffective portion of derivatives qualifying for hedge
       accounting................................................          1,681         (567)        5,513          473
                                                                      ----------   ----------    ----------   ----------
                                                                      $     (112)  $  (11,945)   $    3,038   $  (20,108)
                                                                      ==========   ==========    ==========   ==========

     Despite certain fixed-price contracts failing the effectiveness guidelines of SFAS 133 from time to time, fixed-price contracts continue to be highly effective in achieving the risk management objectives for which they were intended.

     The change in carrying value of fixed-price contracts and interest rate swaps in the balance sheet since December 31, 2000 resulted from a decrease in market prices for natural gas and crude oil and a decrease in interest rates. The majority of this change in fair value was reflected in accumulated other comprehensive income, net of deferred tax effects. Derivative assets and liabilities reflected as current in the June 30, 2001 balance sheet represent the estimated fair value of fixed-price contract settlements scheduled to occur over the subsequent twelve-month period based on market prices for oil and gas as of the balance sheet date. The offsetting change in value of hedged future production has not been reflected in the accompanying balance sheet. The contract settlement amounts are not receivable or payable until the monthly period that the related underlying hedged transaction occurs.

                        LOUIS DREYFUS NATURAL GAS CORP.
 Condensed Notes to Consolidated Financial Statements (unaudited) (continued)
                                 June 30, 2001


     The estimated fair values of fixed-price contracts as of June 30, 2001 and December 31, 2000 are provided below. The associated carrying values of these contracts are equal to the estimated fair values for each period presented.

                                                                                       June 30,    December 31,
                                                                                         2001          2000
                                                                                      ----------   ------------
                                                                                            (in thousands)
     Derivative assets:
       Fixed-price natural gas swaps................................................  $   31,025   $       --
       Fixed-price natural gas collars..............................................      90,411           --
       Fixed-price natural gas delivery contracts...................................         986           --
       Natural gas basis swaps......................................................       4,898           --
       Interest rate swaps..........................................................          --        1,756
     Derivative liabilities:
       Fixed-price natural gas swaps................................................     (17,097)     (55,923)
       Fixed-price natural gas collars..............................................      (1,529)     (26,054)
       Fixed-price natural gas delivery contracts...................................     (70,217)    (146,234)
       Natural gas basis swaps......................................................        (421)      (1,491)
       Interest rate swaps..........................................................        (974)          --
                                                                                      ----------   ----------
                                                                                      $   37,082   $ (227,946)
                                                                                      ==========   ==========

     The fair value of fixed-price contracts as of June 30, 2001 and December 31, 2000 was estimated based on market prices of natural gas and crude oil for the periods covered by the contracts. The net differential between the prices in each contract and market prices for future periods, as adjusted for estimated basis, has been applied to the volumes stipulated in each contract to arrive at an estimated future value. This estimated future value was discounted on a contract-by-contract basis at rates commensurate with our estimation of contract performance risk and counterparty credit risk. The fair value of options and other derivative instruments which contain options (such as collar structures) has been estimated based on remaining term, volatility and other factors. The terms and conditions of our fixed-price physical delivery contracts and certain financial swaps are uniquely tailored to our circumstances. In addition, certain fixed-price contracts hedge gas production for periods beyond five years into the future. The market for natural gas beyond the five-year horizon is illiquid and published market quotations are not available. We have relied upon near-term market quotations, longer-term over-the-counter market quotations and other market information to determine fair value estimates. The fair value of the interest rate swaps was based on market interest rates as of each respective date.

Note 3 -- Litigation

     Louis Dreyfus Natural Gas Corp. is one of numerous defendants in several lawsuits originally filed in 1995, subsequently consolidated with related litigation, and now pending in the Texas 93rd Judicial District Court in Hildago County, Texas. The lawsuit alleges that the plaintiffs, a group of local landowners and businesses, have suffered damages including, but not limited to, property damage and lost profits of approximately $60 million as the result of an underground hydrocarbon plume within the city of McAllen, Texas. The lawsuit alleges that gas wells and related pipeline facilities operated by us, and other facilities operated by other defendants, caused the plume. In August 1999, the plaintiff's experts produced reports that suggested we might be considered a significant contributor to the plume. Our investigation into this matter has not found any leaks or discharges from our facilities. In addition, our investigation has revealed the plume to be unrelated to our gas wells and facilities. Trial is not anticipated to commence during 2001. We will vigorously defend our interests in this case. We do not presently expect the ultimate outcome of the case to have a material adverse impact on our financial position or results of operations; however, results of litigation are inherently unpredictable.

     We were a defendant in various other legal proceedings as of June 30, 2001, which are routine and incidental to our business. We will vigorously defend our interests in these proceedings. While the ultimate results of all these proceedings cannot be predicted with certainty, we do not believe that the outcome of these matters will have a material adverse effect on our financial position or results of operations.

                        LOUIS DREYFUS NATURAL GAS CORP.
 Condensed Notes to Consolidated Financial Statements (unaudited) (continued)
                                 June 30, 2001

Note 4 -- Comprehensive Income (Loss)

     Components of comprehensive income (loss) for the three-month and the six-month periods ended June 30, 2001 and 2000, are as follows:

                                                                   Three Months Ended          Six Months Ended
                                                                         June 30,                   June 30,
                                                                 -----------------------    -----------------------
                                                                      2001         2000         2001         2000
                                                                 ----------   ----------    ----------   ----------
     Net income...............................................   $   47,811   $    9,072    $  121,214   $   17,927
     Other comprehensive income (loss), net of tax:
       Reclassification adjustments - contract settlements....        1,529        8,628        16,478       10,841
       Change in fixed-price contract and other derivative
         fair value...........................................      111,142      (37,453)      117,410      (65,163)
                                                                 ----------   ----------    ----------   ----------
     Comprehensive income (loss)..............................   $  160,482   $  (19,753)   $  255,102   $  (36,395)
                                                                 ==========   ==========    ==========   ==========

Note 5 -- Stock Repurchase Program

     On April 25, 2001, our Board of Directors authorized up to $40 million for the purchase of our common stock in the open market from time to time. As of June 30, 2001, we had repurchased 34,100 common shares for a total of $1.2 million under this program.

     (b)  Pro Forma Financial Information

          The Unaudited Pro Forma Combined Condensed Consolidated Financial Data (Pro Forma Financial Data) reflects the historical combined condensed consolidated financial data of CNG and Louis Dreyfus after accounting for the proposed acquisition of Louis Dreyfus by a wholly owned subsidiary of Dominion and the transfer of such investment in Louis Dreyfus to CNG. The acquisition of Louis Dreyfus will be accounted for as a purchase business combination. The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet has been prepared as if such transactions occurred on June 30, 2001; the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income from Continuing Operations have been prepared as if such transactions occurred as of January 1, 2000. The Unaudited Pro Forma Combined Condensed Financial Data assumes total consideration for the acquisition of 100% of the outstanding common shares of Louis Dreyfus to be $1.8 billion, excluding $523 million of assumed Louis Dreyfus debt.

          A final determination of required purchase accounting adjustments has not been completed; accordingly, the purchase accounting adjustments made in connection with the development of the Pro Forma Financial Data are preliminary and have been made solely for purposes of developing the pro forma combined financial information. The significant adjustments to the pro forma financial position reflect
          (i) the debt incurred to finance the transaction, (ii) valuation of oil and gas exploration and production properties and (iii) Dominion's transfer of its wholly owned subsidiary, into which Louis Dreyfus was merged, to CNG as a capital contribution.

          Management believes that the pro forma adjustments and the underlying assumptions reasonably present the significant pro forma effects of the proposed merger. Actual financial position and results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected because of changes in operating results between the dates of the pro forma financial information and the date on which the purchase accounting adjustments are finalized. The Pro Forma Financial Data are not necessarily indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

                       CONSOLIDATED NATURAL GAS COMPANY

              UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
                STATEMENTS OF INCOME FROM CONTINUING OPERATIONS

                                          Year Ended December 31, 2000
                                   ---------------------------------------------
                                                Louis                     Pro
                                    CNG (As  Dreyfus (As   Pro Forma     Forma
                                   Reported) Reported)(A) Adjustments   Combined
                                   --------- ------------ -----------   --------
                                                   (Millions)
Operating Revenue.................  $4,012       $474                    $4,486
Operating Expenses:
  Purchased gas, net..............   1,705                                1,705
  Liquids, pipeline capacity and
   other purchases................     328                                  328
  Restructuring and other
   acquisition-related costs......     270                                  270
  Other operations and
   maintenance....................     586        117        $(36)(G)       667
  Depreciation, depletion and
   amortization...................     443        129          20(E)        592
  Other taxes.....................     203         31                       234
                                    ------       ----        ----        ------
Total operating expenses..........   3,535        277         (16)        3,796
                                    ------       ----        ----        ------
Income from operations............     477        197          16           690
Other income......................      45          3                        48
Interest and related charges......     162         41          44(B)        247
                                    ------       ----        ----        ------
Income before income taxes........     360        159         (28)          491
Income taxes......................     147         61         (11)(D3)      197
                                    ------       ----        ----        ------
Income from continuing
 operations.......................  $  213       $ 98        $(17)       $  294
                                    ======       ====        ====        ======

   See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial
Data.

                                         Six Months Ended June 30, 2001
                                   ---------------------------------------------
                                                Louis                     Pro
                                    CNG (As  Dreyfus (As   Pro Forma     Forma
                                   Reported) Reported)(A) Adjustments   Combined
                                   --------- ------------ -----------   --------
                                                   (Millions)
Operating Revenue.................  $2,480       $368                    $2,848
Operating Expenses:
  Purchased gas, net..............   1,326                                1,326
  Liquids, pipeline capacity and
   other purchases................     134                                  134
  Other operations and
   maintenance....................     282         68        $(21)(G)       329
  Depreciation, depletion and
   amortization...................     189         65          12(E)        266
  Other taxes.....................      91         23                       114
                                    ------       ----        ----        ------
Total operating expenses..........   2,022        156          (9)        2,169
                                    ------       ----        ----        ------
Income from operations............     458        212           9           679
Other income......................      21          1                        22
Interest and related charges......      96         17          22(B)        135
                                    ------       ----        ----        ------
Income before income taxes........     383        196         (13)          566
Income taxes......................     131         75          (5)(D3)      201
                                    ------       ----        ----        ------
Income from continuing
 operations.......................  $  252       $121        $ (8)       $  365
                                    ======       ====        ====        ======

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Data.

                        CONSOLIDATED NATURAL GAS COMPANY

       UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

                                               At June 30, 2001
                                  ----------------------------------------------
                                               Louis                      Pro
                                   CNG (As  Dreyfus (As   Pro Forma      Forma
                                  Reported) Reported)(A) Adjustments    Combined
                                  --------- ------------ -----------    --------
                                                  (Millions)
             ASSETS
Current Assets:
 Cash and cash equivalents......   $    77     $    2                   $    79
 Accounts receivable, net.......       734        103                       837
 Inventories....................        79                                   79
 Commodity contract assets......       410         68                       478
 Unrecovered gas costs..........        63                                   63
 Broker margin deposits.........        51                                   51
 Prepayments....................       107                                  107
 Other..........................       123          4                       127
 Net assets held for sale.......        64                                   64
                                   -------     ------                   -------
 Total current assets...........     1,708        177                     1,885
                                   -------     ------                   -------
Investments.....................       226                                  226
                                   -------     ------                   -------
Property, Plant and Equipment:
 Property, plant and equipment..     9,716      2,097      $  585(D1)    12,398
 Accumulated depreciation,
  depletion, and amortization...    (5,023)      (642)        642(D1)    (5,023)
                                   -------     ------      ------       -------
 Total property, plant and
  equipment.....................     4,693      1,455       1,227         7,375
                                   -------     ------      ------       -------
Deferred Charges and Other
 Assets:
 Goodwill, net..................                              242(D2)       242
 Regulatory assets, net.........       181                                  181
 Prepaid pension costs..........       486                                  486
 Commodity contract assets......       216         60                       276
 Other..........................        31          4                        35
                                   -------     ------      ------       -------
 Total deferred charges and
  other assets..................       914         64         242         1,220
                                   -------     ------      ------       -------
Total assets....................   $ 7,541     $1,696      $1,469       $10,706
                                   =======     ======      ======       =======
 LIABILITIES AND SHAREHOLDER'S
             EQUITY
Current Liabilities:
 Short-term debt................   $   527                 $  675(B)    $ 1,202
 Accounts payable, trade........       491     $   81          19(F)        591
 Payables to affiliated
  companies.....................       142                                  142
 Commodity contract
  liabilities...................       259         26                       285
 Broker margin liabilities......       151                                  151
 Other..........................       501         35                       536
                                   -------     ------      ------       -------
 Total current liabilities......     2,071        142         694         2,907
                                   -------     ------      ------       -------
Long-term debt..................     2,165        523                     2,688
                                   -------     ------                   -------
Deferred Credits and Other
 Liabilities:
 Deferred taxes.................       929        146         449(D3)     1,524
 Commodity contract
  liabilities...................       132         65                       197
 Other..........................       148         30                       178
                                   -------     ------      ------       -------
 Total deferred credits and
  other liabilities.............     1,209        241         449         1,899
                                   -------     ------      ------       -------
 Total liabilities..............     5,445        906       1,143         7,494
                                   -------     ------      ------       -------
Obligated manditorily redeemable
 preferred securities of
 subsidiary trusts..............                              200(B)        200
                                                           ------       -------

Common Shareholder's Equity:
 Common stock...................     1,816                                1,816
 Other paid-in capital..........        40        509         407(C,H)      956
 Accumulated other comprehensive
  income........................        69         35         (35)(H)        69
 Retaining earnings.............       171        248        (248)(H)       171
 Treasury stock.................                   (2)          2(H)
                                   -------     ------      ------       -------
 Total common shareholder's
  equity........................     2,096        790         126         3,012
                                   -------     ------      ------       -------
Total liabilities and
 shareholder's equity...........   $ 7,541     $1,696      $1,469       $10,706
                                   =======     ======      ======       =======

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Data.

                        CONSOLIDATED NATURAL GAS COMPANY

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                          CONSOLIDATED FINANCIAL DATA

    The Unaudited Pro Forma Combined Condensed Consolidated Financial Data are based on the following assumptions:

A. Certain revenues, expenses, assets and liabilities of Louis Dreyfus have been reclassified to conform with CNG's presentation.

B. The issuance of $675 million of commercial paper and $200 million of trust preferred securities by CNG at an average rate of 5% to fund the cash consideration distributed in exchange for the outstanding shares of Louis Dreyfus at the closing of the merger. CNG anticipates replacing a significant portion of the commercial paper with proceeds from the issuance of debt and/or preferred securities.

C. Dominion's transfer of its wholly owned subsidiary, into which Louis Dreyfus was merged, to CNG as a capital contribution. The net assets of this subsidiary total $916 million and include 1) $884 million, the estimated value of the 14.1 million shares of Dominion common stock distributed at the closing of the merger based on the exchange ratio of
    0.3226 share of Dominion common stock for each share of Louis Dreyfus common stock; and 2) the conversion of Louis Dreyfus employee stock options into Dominion common stock options with an estimated fair value of $32 million.

D. Purchase adjustments which have been made to the assets and liabilities of Louis Dreyfus to reflect the effect of the merger accounted for as a purchase business combination are as follows (in millions):

Purchase Adjustments

   Total oil and gas exploration and production properties(1)........... $1,227
   Goodwill(2)..........................................................    242
   Deferred taxes(3)....................................................    449

  1. Oil and gas exploration and production properties are adjusted to reflect the Louis Dreyfus exploration and production properties at estimated fair value. The fair value of proved reserves were estimated to be $1.8 billion and unproved properties were estimated to be $842 million.

  2. Goodwill is recognized, representing the portion of the purchase price in excess of the estimated fair value of identified assets and liabilities. No amortization of goodwill is included in the Unaudited Pro Forma Combined Condensed Consolidated Financial Data, as provided in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, for business combinations completed after June 30, 2001. The allocation of the purchase price will be based on the fair value of identified assets and liabilities as of the date the business combination is completed. Accordingly, goodwill will be adjusted as a result of the determination of such fair values and thus will differ from the amount reported in the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet.

  3. Deferred taxes are adjusted to record the additional deferred taxes, resulting primarily from the recognition of the estimated fair value of the Louis Dreyfus exploration and production properties. The estimated provision for income taxes related to the pro forma adjustments are based on an assumed combined federal and state income tax rate of 38%.

E. Pro forma adjustments reflect the additional depletion related to the adjustment of the Louis Dreyfus exploration and production properties to estimated fair value under the full cost method of accounting. See Note G.

F. The companies expect to record direct costs of the merger (including fees of financial advisors, legal counsel, independent auditors and payments under certain employment contracts). The direct costs of the merger are estimated to be $19 million. The estimated charges and nature of costs included therein are subject to change, as more accurate estimates become available. The Unaudited Pro Forma Combined Condensed Consolidated Financial Data do not reflect the nonrecurring costs and expenses associated with integrating the operations of the two companies, nor any of the anticipated recurring expense savings arising from the integration.

G. CNG uses the full cost method to account for its oil and gas operations. Louis Dreyfus utilizes the successful efforts method of accounting for its oil and gas operations. The pro forma data reflect an estimate of the change from the successful efforts method to the full cost method for the Louis Dreyfus oil and gas operations. This change resulted in a $10 million and $6 million increase in after-tax earnings in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Income from Continuing Operations for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

H. The application of the purchase method of accounting eliminates the preexisting balances of Louis Dreyfus' other paid-in capital, accumulated other comprehensive income, retained earnings and treasury stock.

     (c) Exhibits

2.1 Agreement and Plan of Merger, dated September 9, 2001 by and among Dominion Resources, Inc., Consolidated Natural Gas Company, and Louis Dreyfus Natural Gas Corp. (Exhibit 2.1, Form 8-K filed September 10, 2001, File No. l -3196, incorporated by reference).

2.2 Amendment No.1 to Agreement and Plan of Merger, dated September 17, 2001 (Exhibit 2.2, Schedule 13D of Dominion Resources, Inc. with respect to Louis Dreyfus Natural Gas Corp., filed September 19, 2001, incorporated by reference).

23.1       Consent of Ernst & Young LLP (filed herewith).

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            CONSOLIDATED NATURAL GAS COMPANY
                                            Registrant

                                                     /s/ Steven A. Rogers
                                                -------------------------------
                                                         Steven A. Rogers
                                                  Vice President and Controller



Date: October 11, 2001